Exhibit 10.17
LEASE AGREEMENT
between
ECI TWO RESULTS LLC,
as “Landlord”
and
ARCSIGHT, INC.
as “Tenant”

TABLE OF CONTENTS

i

-i-

INDEX OF DEFINED TERMS

Additional Rent	9
Affiliate	30
Alterations	15
Annual Expenses	10
Award	25
Broker	39
Building	5
Building Rules	38
Building Systems	12
Campus	5
Claims	21
Common Areas	5
Condemnation	25
Condemnor	25
Construction Rider	15
Control	30
Controls	18
Date of Condemnation	26
Encumbrance	35
Environmental Losses	13
Environmental Requirements	13
Event of Default	30
Existing Premises	5
Existing Premises Commencement Date	6
Expansion Premises	5
Expansion Premises Commencement Date	6
Expiration Date	6
Fees	36
Handled by Tenant	13
Handling by Tenant	13
Hazardous Materials	12
HVAC	12
Interest Rate	33
Land	5
Landlord	5
Landlord Parties	14
Late Charge	32
Laws	7
Main Utility Lines	5
Minor Changes	15
Mortgagee	35
Newly Enacted Laws	7
Operating Costs	6
Parking Facility	5
Past Due Notice	32
Permitted Hazardous Materials	13
Permitted Transfer	30
Permitted Transferee	30
Premises	5
Premises Utilities	19
Project	5
Property Manager	22
Proposed Transferee	27
Rent	11
Rental Tax	18
Representatives	13
Security Deposit	11
Service Failure	19
Structural Elements	17
Taxes	8
Telecommunication Provider	21
Tenant	5
Tenant Improvements	15
Tenant’s Inspection	10
Tenant’s Inspection Notice	10
Tenant’s Share of the Building	8
Tenant’s Taxes	18
Term	6
Trade Fixtures	16
Transfer	27
Transfer Consideration	28
Transferee	27
Visitors	13

ii

BASIC LEASE INFORMATION

Lease Date:	For identification purposes only, the date of this Lease is April 24, 2007

Landlord:	ECI TWO RESULTS LLC, a California limited liability company

Tenant:	ARCSIGHT, INC., a Delaware corporation

Project:	Site One at Results Way Corporate Park, consisting of four (4) buildings containing a total of approximately 146,237 rentable square feet, located at Two, Three, Four and Five Results Way, Cupertino, CA 95014, and the land parcel(s) of approximately 8 acres on which such buildings and their associated parking areas are situated, including “Common Areas” serving the Project, which Common Areas consist of: driveways, sidewalks, landscaping, parking and other common exterior areas available for use by occupants.

Campus:	The Results Way Corporate Park, including the Project, and approximately 12 acres adjacent to the Project, as more particularly defined in Article 1 of the Lease

Premises:	The Premises consists of two (2) spaces, (a) one of which is the Existing Premises, and (b) the other of which is the Expansion Premises, both as defined below.

The Premises contains a total of approximately 79,629 rentable square feet

Building Address of Existing Premises:	Five Results Way

Existing Premises:	The entire Building located at Five Results Way, and containing approximately 44,320 rentable square feet

Building Address of Expansion Premises:	Four Results Way

Expansion Premises:	The entire Building located at Four Results Way and containing approximately 35,309 rentable square feet

Existing Premises Commencement Date:	May 1, 2007

Expansion Premises Commencement Date:	October 1, 2007

Term:	Seventy-eight (78) full calendar months following the Existing Premises Commencement Date

Expiration Date:	October 31, 2013

Base Rent:

05/01/07 — day immediately before the Expansion Premises Commencement Date:	$81,992.00 per month

Expansion Premises Commencement Date — 04/30/08:	$147,313.65 per month

05/01/08 — 04/30/09:	$153,206.20 per month
05/01/09 — 04/30/10:	$159,334.44 per month
05/01/10 — 04/30/11:	$165,707.82 per month
05/01/11— 04/30/12:	$172,336.13 per month
05/01/12 — 04/30/13:	$179,229.58 per month
05/01/13 — 10/31/13:	$186,398.76 per month

Maintenance, Operating Costs and Taxes:	This is a “triple net lease” where Tenant is responsible for maintenance of specific portions of the Premises, and reimbursing Landlord for operating costs and taxes, all as more specifically contained in the applicable provisions of the Lease.

Tenant’s Share of each of the Buildings:	100%

Security Deposit:	$200,000.00 cash, subject to reduction in steps to $100,000.00 in accordance with the provisions contained in Article 40 of Exhibit D attached hereto, plus:

As additional security for Tenant’s obligations under this Lease, on execution of this Lease Tenant shall deliver to Landlord a $800,000 letter of credit in accordance with the provisions of Article 4 of this Lease, as more particularly described in Section 40 of Exhibit D attached hereto.

Landlord’s Address for Payment of Rent:	ECI TWO RESULTS LLC One Results Way P.O. Box 301104 Los Angeles, CA 90030-1104

Landlord’s Address for Notices:	ECI TWO RESULTS LLC c/o Embarcadero Capital Partners, LLC 1301 Shoreway Road, Suite 250 Belmont, CA 94002 Attn: John Hamilton

with a copy to:

Ed Cherry, Esq. Cox Castle & Nicholson LLP 555 Montgomery Street, Suite 1500 San Francisco, CA 94111

Tenant’s Address for Notices:	ArcSight, Inc. Five Results Way Cupertino, CA 95014 Attn: Stewart Grierson, Chief Financial Officer

Broker(s):	Colliers International Services Group

Property Manager:	CB Richard Ellis

Additional Provisions:	37.	Parking
	38.	Right of First Offer
	39.	Extension Option
	40.	Letter of Credit and Security Deposit
	41.	Satellite Dish or Dishes
	42.	Signs

Exhibits:
Exhibit A-1:	The Existing Premises
Exhibit A-2:	The Expansion Premises
Exhibit A-3:	The Campus
Exhibit B:	Construction Rider
Exhibit B-2:	Preliminary Space Plan
Exhibit C:	Building Rules
Exhibit D:	Additional Provisions
Exhibit E:	Form of Letter of Credit
     The Basic Lease Information set forth above is part of the Lease. In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

     THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”). Landlord and Tenant hereby agree as follows:
     1. PREMISES, PROJECT, CAMPUS AND COMMON AREAS.
          1.1 Leasing of the Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the space identified in the Basic Lease Information as the Existing Premises (the “Existing Premises”), and the Expansion Premises (the “Expansion Premises”) in the buildings located at the addresses specified in the Basic Lease Information (individually and together, the “Building”). The Existing Premises and the Expansion Premises together constitute the Premises (the “Premises”). The approximate configuration and location of the Existing Premises is shown on Exhibit A-1. The approximate configuration and location of the Expansion Premises is shown on Exhibit A-2. Landlord and Tenant agree that the rentable area of the Existing Premises, the Expansion Premises and each Building for all purposes under this Lease shall be the Rentable Areas specified in the Basic Lease Information.
          1.2 The Project, Campus and Common Areas. Each Building is part of the Project identified in the Basic Lease Information (the “Project”), which includes the parcel(s) of land on which the Project is situated (the “Land”). Tenant shall have the non-exclusive right to use in common with other tenants in the Project, subject to the rules and regulations contained in Exhibit C, those portions of the Project, including the parking facilities serving the Project (the “Parking Facility”), which are provided, from time-to-time, for use in common by Landlord, Tenant and any other tenants in the Project (such areas are referred to herein as the “Common Areas”). The Project is part of the Results Way Corporate Park (the “Campus”), which also includes several buildings on approximately 12 acres of land adjacent to the Project. Certain of the Common Areas serve the Campus as a whole in addition to the Project or the Building. The Common Areas include the “Main Utility Lines”, consisting of the pipes, conduits, lines, trails and/or systems for electricity, telephone, water, storm drain, gas and sewer services serving all or a part of the Campus and located under or on portions of the Campus. A site plan showing the approximate configuration of the Project and Campus is contained on Exhibit A-3.
          1.3 Use of Common Areas. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to any easements, to any covenants, conditions and restrictions of record, and to such rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas provided that Tenant’s use of and access to the Premises and the Parking Facility are not materially diminished, except for any temporary closing of the Common Areas or Parking Facilities which materially limit Tenant’s access to the Premises for not more than three (3) consecutive Business Days.
     2. TERM. Tenant has been occupying the Existing Premises pursuant to a sublease which expires on April 30, 2007. The term of this Lease (the “Term”) shall commence on May 1, 2007 (the “Existing Premises Commencement Date” and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the “Expiration Date”).
     The “Expansion Premises Commencement Date” shall be October 1, 2007. Notwithstanding the foregoing, if Tenant occupies the Expansion Premises prior to October 1, 2007, Tenant shall not be obligated to pay Base Rent for the Expansion Premises until October 1, 2007. Landlord shall not be liable for any claims, damages or liabilities if the Expansion Premises are not ready for occupancy by the Expansion Premises Commencement Date.
     3. RENT.
          3.1 Base Rent. Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term, except that Base Rent for the first full calendar month in which Base Rent is payable shall be paid upon Tenant’s execution of this Lease and Base Rent for any partial month at the beginning of the Term shall be paid on the Commencement Date. Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month.
     Tenant’s obligations to pay Base Rent and Additional Rent (as defined below) for the Existing Premises shall commence on the Existing Premises Commencement Date. Tenant’s obligations to pay Base Rent and Additional Rent for the Expansion Premises shall commence on the Expansion Premises Commencement Date.
     If the Basic Lease Information provides for any change in Base Rent by reference to years or months (without specifying particular dates), the change will take effect on the applicable annual or monthly anniversary of the Commencement Date (which might not be the first day of a calendar month).
     This Lease is intended to be a “net” lease, and the Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except to the extent expressly provided to the contrary in this Lease. The provisions for payment of Operating Costs and Taxes are intended to pass on to Tenant and to reimburse Landlord for all costs and expenses incurred in connection with the ownership and operation of the Project and the Common Areas, except to the extent expressly provided to the contrary in this Lease.
          3.2 Additional Rent: Operating Costs and Taxes.
               (a) Definitions.
                    (1) “Operating Costs” means all costs, expenditures, fees and charges of managing, operating, maintaining and repairing the Building, including, for: (A) operation, maintenance and repairs (including maintenance, repair and replacement of glass, the roof covering or membrane, and landscaping); (B) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits for persons at or below the level of property manager or building engineer who perform duties in connection with such operation, management, maintenance and repair, such compensation to be appropriately allocated for persons who also perform unrelated duties; (D) property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Building, and expenditures for commercially reasonable deductible amounts under such insurance; (E) licenses, permits and inspections; (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively “Laws”) either (i) not in effect as of the Commencement Date or (ii) as any Laws in effect as of the Commencement Date may be amended, changed, added to, interpreted or re-interpreted by applicable governmental authority or court decision, or administrative ruling subsequent to the Commencement Date (such [i] and [ii] being herein called “Newly Enacted Laws” ”; (G) amortization, over such useful life as Landlord reasonably determines, with interest on the unamortized balance at ten percent (10%) per annum, of the cost of capital improvements made or required to comply with Laws, or to reduce Operating Costs or improve the utility, efficiency or capacity of any Building System, or otherwise for the safety, comfort and convenience of tenants, or which are required to comply with conservation programs, except as provided in Section 7.2 of this Lease; (H) property management fees equal to three percent (3%) of gross revenue receivable by Landlord (and not payable by tenants to third parties); (I) accounting, legal, engineering and other professional services; (J) a reasonable allowance for depreciation on machinery and equipment used for operation and maintenance, and other personal property owned by Landlord in the Building (including window coverings and carpeting in common areas); (K) any cost incurred at the Project or Campus level that is exclusively for the benefit of the Building or any other building; and (L) any other cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing the Building. Operating Costs shall also include (but without duplication) those costs, expenditures, fees and charges of the same type and nature as items (A) through (L) in the foregoing sentence that are incurred at the Project level or Campus level to the extent the same are equitably allocated to the Building, including by way of example, (M) the cost to maintain an office for the management of the Project or Campus, including expenses of furnishing and equipping such office and the rental value of any space occupied for such purposes; (N) accounting, legal and other professional fees incurred in connection with the operation of the Project or Campus; (O) a reasonable allowance for depreciation of machinery and equipment used to maintain the Project or Campus; (P) any shared Project or Campus costs or Common Area maintenance costs and expenses (including costs and expenses of operating, managing, owning and maintaining the Main Utility Lines, the Common Areas, and non-building specific costs, and the Parking Facility of the Project and Campus); and (Q) the cost of maintaining and operating any associations created under any covenants, conditions and restrictions governing the Building, Project or Campus.
     Operating Costs for the Building for any calendar year during which average occupancy of the Building is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Building had an average occupancy of one hundred percent (100%) during the entire calendar year.
     Operating Costs for the Project or Campus for any calendar year during which average occupancy of the Project or Campus is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Project had an average occupancy of one hundred percent (100%) during the entire calendar year.

     Operating Costs shall not include (i) capital improvements (except as specifically enumerated above); (ii) costs of special services rendered to individual tenants (including Tenant) for which separate, direct reimbursement is made; (iii) costs of electricity and other services sold or provided to individual tenants (including Tenant) and for which Landlord is reimbursed by such tenants as a separate additional charge or rental over and above the basic rent or escalation payment payable under the Lease with such tenant; (iv) ground rent, and interest and principal payments on loans or indebtedness secured by any part of the Campus; (v) costs of tenant improvements for Tenant or other tenants of the Campus; (vi) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants without special, separate charge; (vii) leasing commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Campus or enforcing such leases; (viii) depreciation or amortization, other than as specifically enumerated above; and (ix) fines or penalties incurred due to Landlord’s violation of any Law.
                    (2) “Taxes” means that portion of the following taxes on the Project which are allocable to the Building in Landlord’s reasonable judgment: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Project; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Project; personal property taxes assessed on the personal property of Landlord used in the operation of the Project; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Project or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances (in which case Taxes will be as finally determined after any appeals); and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. To the extent paid by Tenant or other tenants as “Tenant’s Taxes” (as defined in Section 8 — Tenant’s Taxes), “Tenant’s Taxes” shall be excluded from Taxes.
                    (3) “Tenant’s Share of the Building” means the Rentable Area of the Premises divided by the total Rentable Area of the Building, as set forth in the Basic Lease Information. If the Rentable Area of the Premises is changed by Tenant’s leasing of additional space hereunder or for any other reason, Tenant’s Share shall be adjusted accordingly.
               (b) Additional Rent.
                    (1) Tenant shall pay Landlord as “Additional Rent” for each calendar year or portion thereof during the Term Tenant’s Share of the sum of (x) the amount of Operating Costs, and (y) the amount of Taxes.
                    (2) Prior to the Existing Premises Commencement Date and each calendar year thereafter, Landlord shall notify Tenant of Landlord’s estimate of Operating Costs, Taxes and Tenant’s Additional Rent for the following calendar year (or first partial year following the Commencement Date). If Landlord later estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).
                    Commencing on (a) the Existing Premises Commencement Date with respect to the Existing Premises, and (b) the Expansion Premises Commencement Date with respect to the Expansion Premises, and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the Additional Rent, as reasonably estimated by Landlord for such full calendar year.
                    In calendar years following the initial partial year, commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the Additional Rent, as reasonably estimated by Landlord for such full calendar year.
                    (3) As soon as reasonably practicable after the end of each calendar year, Landlord shall furnish Tenant a statement with respect to such year, showing Operating Costs, Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto. Unless Tenant raises any objections to Landlord’s statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Additional Rent based thereon. If Tenant does object to such statement, then Landlord shall provide Tenant with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord’s statement, nor shall any failure of Landlord to deliver Landlord’s statement in a timely manner relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s statement.
                    (4) If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within ten (10) days of Tenant’s receipt of Landlord’s statement. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 360-day year by computing Tenant’s Share of Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration or termination of this Lease. Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within ten (10) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.
               If for any reason Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly. If Taxes are temporarily reduced as a result of space in the Project being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration of the Term.
               (c) For a period of sixty (60) days after receipt of a statement of Operating Costs, Taxes and Additional Rent (“Annual Expenses”), Tenant shall be entitled, upon not less than ten (10) days’ prior written notice to Landlord (“Tenant’s Inspection Notice”) to inspect and examine Landlord’s books and records relating to the determination of Annual Expenses for the immediately preceding year (“Tenant’s Inspection”), subject to the following terms and conditions: (a) Tenant shall not conduct Tenant’s Inspection at any time that Tenant is in default of any of the terms of this Lease; (b) Tenant’s Inspection shall be done during normal business hours, at the office of the property manager for the Building, (c) Tenant shall not conduct Tenant’s Inspection more than one (1) time for any calendar year, and (d) Tenant’s Inspection Notice shall specify in detail which items of expense Tenant, in good faith, believes have been misstated. Tenant acknowledges that Tenant’s right to conduct Tenant’s Inspection for the preceding calendar year is for the exclusive purpose of determining whether Landlord has complied with the terms of the Lease with respect to Annual Expenses. Within fifteen (15) business days after receipt of Tenant’s Inspection Notice, Landlord will provide copies of or give Tenant reasonable access to those documents and date as Landlord reasonably believes relate to the expense items specified in Tenant’s Inspection Notice. If Landlord affords access to such documents and data, Tenant shall not remove such materials from the location where the same have been made available, but Tenant shall have the right to make copies of the same at Tenant’s expense. Tenant shall have thirty (30) days after Landlord shall have provided copies of or access to the relevant documents and data as aforesaid to complete Tenant’s Inspection. Tenant shall deliver to Landlord a copy of the results of Tenant’s Inspection within thirty (30) days conducting Tenant’s Inspection. Failure of Tenant to request an inspection within the above sixty (60)-day period shall render the statement of Annual Expenses conclusive and binding on Tenant for all purposes. If, after conducting Tenant’s Inspection, Tenant disputes the amount of Annual Expenses charged by Landlord, Tenant may, by written notice to Landlord, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant (“CPA”) reasonably acceptable to both Landlord and Tenant. If, within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting an audit, Landlord and Tenant are unable to agree on the CPA to conduct such audit, then Landlord may designate a “Big Five” accounting firm not then employed by Landlord or Tenant to conduct the audit. The audit shall be limited to the determination of the amount of Annual Expenses for the subject year. If the audit discloses that the amount of Annual Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Annual Expenses for the subject year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit. Tenant and the CPA shall keep the information gained from any audit confidential and shall not disclose it to any other party. Tenant’s Inspection and any exercise by Tenant of the audit rights hereunder shall not relieve Tenant of its obligation to timely pay all sums due under this Lease, including, without limitation, the disputed Excess Expenses.
          3.3 Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest (collectively, “Rent”), shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within ten (10) days after Landlord invoices Tenant therefor or otherwise makes demand of the amounts due. All rent shall be paid without offset or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate.
     4. SECURITY DEPOSIT. On execution of this Lease, Tenant shall deposit with Landlord the amount specified in the Basic Lease Information and the letter of credit identified in Section 40 below as the Security Deposit (collectively, the “Security Deposit”), as security for the performance of Tenant’s obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any breach or default by Tenant under this Lease, to fulfill any of Tenant’s obligations under the Lease, or to compensate Landlord for any damage it incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder. In such event, Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit to the full amount of the cash specified in the Basic Lease Information and the applicable Face Amount (defined in Section 40 below) of the letter of credit. If at the expiration or termination of this Lease, Tenant is not in default, has otherwise fully performed all of Tenant’s obligations under this Lease, and there are no outstanding Claims (defined in Section 10.1 below, and including all existing and potential Claims) for which Tenant is responsible, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above. Landlord may commingle the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay interest on the Security Deposit to Tenant. Tenant acknowledges that Landlord has agreed to accept a letter of credit in lieu of an additional cash deposit as an accommodation to Tenant. Tenant waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of Law now in force or that become in force after the date of this Lease, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim and use those sums necessary to compensate Landlord for any foreseeable or unforeseeable loss or damage caused by the act or omission by Tenant, including, without limitation, any post default damages and such remedies to which Landlord is entitled under the provisions of Section 15.2 of this Lease.
     5. USE AND COMPLIANCE WITH LAWS.
          5.1 Use. The Premises shall be used and occupied for the purposes of (a) general business office, (b) computer programming and related development, (c) customer training and support, and (d) sales and marketing, and for no other use or purpose. Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises and make any repairs, alterations or improvements as required to comply with all such Laws to the extent that such Laws relate to or are triggered by (a) Tenant’s particular use of the Premises

(as opposed to general office use), or (b) any Alterations. Tenant shall observe the “Building Rules” (as defined in Section 27 — Rules and Regulations). Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Building or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Building. Without limiting the foregoing, the Premises shall not be used for educational activities, practice of medicine or any of the healing arts, providing social services, for any governmental use (including embassy or consulate use), or for personnel agency, customer service office, studios for radio, television or other media, travel agency or reservation center operations or uses. Tenant shall not, without the prior consent of Landlord, (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building or any of the heating, ventilating and air-conditioning (“HVAC”), mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building (“Building Systems”), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical low power task lighting or office equipment; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements in excess of 80% of the rated connected load capacity of the circuit. Tenant’s use of electricity shall never exceed the safe capacity of the feeders to the Building or the risers or wiring installation of the Building.
          5.2 Hazardous Materials.
               (a) Definitions.
                    (1) “Hazardous Materials” shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.
                    (2) “Environmental Requirements” shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.
                    (3) “Handled by Tenant” and “Handling by Tenant” shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Representatives”) or its guests, customers, invitees, or visitors (collectively, “Visitors”), at or about the Premises in connection with or involving Hazardous Materials.

                    (4) “Environmental Losses” shall mean all costs and expenses of any kind, damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises or Project.
               (b) Tenant’s Covenants. No Hazardous Materials shall be Handled by Tenant at or about the Premises or Project without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, normal quantities and use of those Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies (“Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and Project and the Handling by Tenant of all Hazardous Materials shall comply at all times with all Environmental Requirements. At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises and Project all Hazardous Materials Handled by Tenant at the Premises or the Project. Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials. Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s Representatives and Visitors, and all of Tenant’s obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or termination of this Lease.
               (c) Compliance. Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises or Project, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant’s quiet enjoyment of the Project or Landlord’s use, operation, leasing and sale of the Project. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials at or about the Premises or Project. If any lien attaches to the Premises or the Project in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand.
               (d) Landlord’s Rights. Landlord shall have the right, but not the obligation, to enter the Premises at any reasonable time (i) to confirm Tenant’s compliance with the provisions of this Section 5.2, and (ii) to perform Tenant’s obligations under this Section if Tenant has failed to do so after reasonable notice to Tenant. Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. If the reports of such consultants show that Tenant was in violation of Tenant’s obligations under this Section 5.2 at the time of the consultants’ inspection, then Tenant shall pay to Landlord on demand the costs of Landlord’s consultants’ fees and all reasonable actual, out-of-pocket costs incurred by Landlord in performing Tenant’s obligations under this Section. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.
               (e) Tenant’s Indemnification. The term Landlord Parties (“Landlord Parties”) refers singularly and collectively to Landlord and the shareholders, partners, venturers, and members of Landlord, and the respective officers, directors, employees, managers, owners and any affiliates or agents of such entities and persons. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Project or Tenant’s failure to comply in full with all Environmental Requirements with respect to the Premises.
               (f) Landlord’s Responsibility. If the presence of Hazardous Materials on the Project in violation of Environmental Requirements is caused by Landlord or Landlord’s Representatives and results in contamination of the Project such that Tenant’s ability to use and occupy the Premises as provided in Section 5.1 is materially impaired, then Landlord shall promptly take those legally required actions to investigate, remediate or contain such contamination to the extent necessary to restore Tenant’s ability to use and occupy the Premises without material impairment. In such event Tenant shall be entitled to an equitable abatement of rent to the extent and for so long as Tenant’s use and occupancy of the Premises has been so materially impaired.
     6. TENANT IMPROVEMENTS & ALTERATIONS.
          6.1 Landlord and Tenant shall perform their respective obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the “Tenant Improvements”), as provided in the Construction Rider attached as Exhibit B (the “Construction Rider”). Except for any Tenant Improvements to be constructed by Tenant as provided in the Construction Rider, Tenant shall not make any alterations, improvements or changes to the Premises, including installation of any security system or telephone or data communication wiring, (“Alterations”), without Landlord’s prior written consent. Notwithstanding any other provision contained herein, Tenant shall not be required to obtain Landlord’s prior consent for minor, non-structural Alterations that (a) do not affect any of the Building Systems, (b) are not visible from the exterior of the Premises, (c) do not affect the water tight character of the Building or its roof, (d) do not require a building permit, (e) do not move any interior walls or otherwise change the layout of the Premises, and (f) cost less than Twenty-Five Thousand Dollars ($25,000), (collectively, “Minor Changes”) so long as Tenant gives Landlord notice of the proposed Minor Change at least ten (10) days prior to commencing the Minor Change and complies with all of the following provisions (except that Tenant shall not be required to obtain Landlord’s approval of any plans or specifications therefor). All Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time; (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work); and (v) subject to all conditions which Landlord may in Landlord’s discretion impose. Such conditions may include requirements for Tenant to: (i) provide payment or performance bonds or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals); (ii) use contractors or subcontractors approved by Landlord, which approval shall not be unreasonably withheld, except that Landlord shall have the right to designate contractors and subcontractors for Alterations affecting either the structure of the Building, or the Building Systems; and (iii) remove all or part of the Alterations prior to or upon expiration or termination of the Term, as designated by Landlord. At the time Landlord consents to any Alterations, Landlord shall indicate which of Tenant’s Alterations Tenant must remove at Tenant’s sole cost and expense at the end of the Term. If any work outside the Premises, or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors designated by Landlord. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Building and Landlord’s interests. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s consent, all Alterations shall upon installation become part of the realty and be the property of Landlord.
          6.2 Before making any Alterations which require Landlord’s consent, Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and a copy of the contractor’s license. Tenant shall reimburse Landlord upon demand for any out-of-pocket expenses incurred by Landlord in connection with any Alterations made by Tenant, including reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations. Before commencement of any Alterations Tenant shall (i) obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord, and (ii) give Landlord at least ten (10) days prior written notice and shall cooperate with Landlord in posting and maintaining notices of non-responsibility in connection with the Alterations. Within thirty (30) days following the completion of any Alterations Tenant shall deliver to Landlord “as built” plans showing the completed Alterations. The “as built” plans shall be “hard copy” on paper and in digital form (if done on CAD), and show the Alterations in reasonable detail, including (a) the location of walls, partitions and doors, including fire exits and ADA paths of travel, (b) electrical, plumbing and life safety fixtures, and (c) a reflected ceiling plan showing the location of heating, ventilating and air conditioning registers, lighting and life safety systems.
          6.3 In connection with all Alterations requiring Landlord’s approval, or cost more than Twenty-Five Thousand Dollars ($25,000), Landlord shall be entitled to a construction coordination fee equal to four percent (4%) of the first one hundred thousand dollars ($100,000) of construction costs, three percent (3%) of the next four hundred thousand dollars ($400,000) of construction costs, and two percent (2%) of any additional construction costs. The construction coordination fee shall be limited to one thousand dollars ($1,000.00) per week, commencing when Tenant first contacts Landlord concerning any specific Alterations, and continuing until the specific Alterations are completed.
          6.4 Tenant shall keep the Premises and the Project free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises or the Project, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2 — Interest).
          6.5 Subject to the provisions of Section 5 — Use and Compliance with Laws and the other provisions of this Section 6, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.
     7. MAINTENANCE AND REPAIRS.
          7.1 By taking possession of the Existing Premises on the Existing Premises Commencement Date, Tenant agrees that the Existing Premises are then in a good and tenantable condition. By taking possession of the Expansion Premises Tenant agrees that the Expansion Premises are then in a good and tenantable condition except for any latent defects. Except for maintenance and repairs undertaken by Landlord as provided in Section 7.2 below, Tenant, at Tenant’s sole cost and expense, shall maintain and repair the Premises (including the interior walls, floor coverings, ceiling (ceiling tiles and grid), Tenant Improvements and Alterations, corridors, restrooms and fire extinguishers), that portion of the Building Systems exclusively serving the Premises, and the interior public and common areas of the Building, keeping the same in good and serviceable condition and in compliance with all Laws and Environmental Regulations; provided, however, Tenant’s maintenance and repair obligations shall not include work in the nature of capital repairs, capital replacements or capital improvements under generally accepted accounting principles as reasonably determined by Landlord. Landlord shall undertake the capital repairs, replacements and improvements when necessary as determined in Landlord’s good faith discretion, subject to reimbursement in Operating Costs in accordance with Section 3.2 of this Lease, or otherwise as provided in this Lease. Upon request by Landlord, Tenant agrees to provide to Landlord (a) reasonable access to the Premises for inspections, and (b) appropriate evidence that Tenant is fulfilling its maintenance and repair obligations in this Section 7.1 and any other applicable provisions of the Lease. The evidence that Tenant is fulfilling its maintenance and repair obligations includes maintenance contracts, logs, inspection and test reports, and similar documentation. If Tenant fails to perform Tenant’s maintenance and repair obligations, then Landlord shall have the right to perform Tenant’s maintenance and repairs commencing thirty (30) days after Landlord has given Tenant written notice thereof (or after a shorter notice period as is reasonable under the circumstances if Tenant’s failure constitutes a violation of any Laws or Environmental Requirements, jeopardize the structural or watertight integrity of the Building, or otherwise might materially adversely affect the Building, Building Systems or Project). Tenant shall pay the cost of repairs for any damage occasioned by Tenant’s use of the Premises or the Project or any act or omission of Tenant or Tenant’s Representatives or Visitors, to the extent not covered by the proceeds of Landlord’s property insurance, except for normal wear and tear caused by ordinary use of the Premises.
          7.2 Landlord shall maintain or cause to be maintained in a condition and repair comparable to similar quality buildings in the Cupertino market, the structural portions of the roof, foundations, floors and exterior walls of the Buildings (collectively, the “Structural Elements”) and Common Areas; provided, however, that Tenant shall pay the cost of repairs for any damage occasioned by Tenant’s use of the Premises or the Buildings or any act or omission of Tenant or Tenant’s Representatives or Visitors, to the extent not covered by the proceeds of Landlord’s property insurance. Landlord shall be under no obligation to inspect the Premises. The cost to maintain and repair Structural Elements shall not be included in Operating Costs. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.
          7.3 Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease:
               (a) To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Building, the fixtures and equipment therein, and the Building Systems ; provided, however, Landlord shall not have any right under this provision to materially reduce the size of a Building, or to permanently, materially and adversely affect Tenant’s access to and use of the Premises, except only as may be required to comply with Laws or as a result of any fire or other casualty or Condemnation;
               (b) To change the name or street address of the Building, the Project or the Campus;
               (c) To install and maintain any and all signs on the exterior and interior of the Building, Project or Campus;

               (d) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the Common Areas (including the Parking Facility) and other tenancies and premises in the Project and the Campus, and to create additional rentable areas through use or enclosure of common areas; and
               (e) If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Project relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Project (collectively “Controls”), to comply with such Controls, whether mandatory or voluntary, or make any alterations to the Project related thereto.
     8. TENANT’S TAXES. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Project, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations. Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement.
     9. UTILITIES AND SERVICES.
          9.1 Description of Services. During the Term Landlord shall furnish to the Premises for ordinary office use and occupancy reasonable amounts of electricity for building standard lighting and use of office equipment.
          9.2 Payment for Utilities and Services.
               (a) Tenant shall be responsible to pay for the costs of all utilities for the Premises (the “Premises Utilities”), including the costs of (i) gas for the Premises, (ii) electricity, (iii) water and sewer, and (iv) telephone and data systems. Tenant shall provide janitorial services and waste removal for the Premises. The cost of Premises Utilities paid by Tenant for the Premises shall not be included in Operating Costs. Electricity and gas for the Premises shall be either separately metered, or submetered; provided, however, if electricity or gas for the Premises is not metered or submetered, then Landlord shall equitably estimate the cost of electricity and gas for the Premises. If either the electricity or gas is separately metered, Tenant shall pay the costs of such utility for the Premises directly to the public utility company. If the electricity or gas is submetered, Tenant shall pay the costs of the applicable utility to the Landlord within ten (10) days after Landlord invoices Tenant therefor, based upon the metered readings. If electricity or gas for the Premises is not metered or submetered, then Tenant shall pay Landlord the cost of electricity and gas estimated by Landlord for the Premises, within ten (10) days after Landlord invoices Tenant therefor.
               (b) If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected as a result of (i) any lights, machines or equipment used by Tenant in the Premises, or (ii) the occupancy of the Premises by more than one person per 200 square feet of rentable area, then Landlord shall have the right to install any machinery or equipment reasonably necessary to restore the temperature, including modifications to the standard air-conditioning equipment. The cost of any such equipment and modifications, including the cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant to Landlord upon demand.
               (c) Tenant will be responsible for any additional costs at the Project or Campus level attributable to Tenant’s activities, such as unusually long hours of operation, the carelessness of Tenant, or unusual Alterations, and Landlord may impose a reasonable charge for the costs of such activities.
          9.3 Interruption of Services. In the event of an interruption in, or failure or inability to provide any of the services or utilities described in Section 9.1 — “Description of Services” (a “Service Failure”), such Service Failure shall not, regardless of its duration, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant or, except as provided below in this Section 9.3, entitle Tenant to an abatement of rent or to terminate this Lease.
               (a) If any Service Failure not caused by Tenant or its Representatives prevents Tenant from reasonably using a material portion of the Premises and Tenant in fact ceases to use such portion of the Premises, Tenant shall be entitled to an abatement of Base Rent and Additional Rent with respect to the portion of the Premises that Tenant is prevented from using by reason of such Service Failure in the following circumstances: (i) if Landlord fails to commence reasonable efforts to remedy the Service Failure within five (5) Business Days following the occurrence of the Service Failure, and such failure has persisted and continuously prevented Tenant from using a material portion of the Premises during that period, the abatement of rent shall commence on the sixth (6th) Business Day following the Service Failure and continue until Tenant is no longer so prevented from using such portion of the Premises; and (ii) if the Service Failure in all events is not remedied within thirty (30) days following the occurrence of the Service Failure and Tenant in fact does not use such portion of the Premises for an uninterrupted period of thirty (30) days or more by reason of such Service Failure, the abatement of rent shall commence no later than the thirty-first (31st) day following the occurrence of the Service Failure and continue until Tenant is no longer so prevented from using such portion of the Premises.
               (b) If a Service Failure is caused by Tenant or its Representatives, Landlord shall nonetheless remedy the Service Failure, at the expense of Tenant, pursuant to Landlord’s maintenance and repair obligations under Section 7 — “Maintenance and Repair” or

Section 12.1 — “Landlord’s Duty to Repair,” as the case may be, but Tenant shall not be entitled to an abatement of rent or to terminate this Lease as a result of any such Service Failure.
               (c) Notwithstanding Tenant’s entitlement to rent abatement under the preceding provisions, Tenant shall continue to pay Tenant’s then current rent until such time as Landlord and Tenant agree on the amount of the rent abatement. If Landlord and Tenant are unable to agree on the amount of such abatement within ten (10) Business Days of the date they commence negotiations regarding the abatement, then either party may submit the matter to binding arbitration pursuant to Sections 1280 et seq. of the California Code of Civil Procedure.
               (d) If any Service Failure is caused by fire or other casualty then the provisions of Section 12 — “Damage or Destruction” shall control.
               (e) Where the cause of a Service Failure is within the control of a public utility or other public or quasi-public entity outside Landlord’s control, notification to such utility or entity of the Service Failure and request to remedy the failure shall constitute “reasonable efforts” by Landlord to remedy the Service Failure.
               (f) Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to such interruption, failure or inability.
          9.4 Sole Electrical Representative. Landlord shall maintain exclusive control over and be the sole representative with respect to reception, utilization and distribution of electric power, regardless of point or means of origin, use or generation. Tenant shall not have the right to contract directly with any provider of electrical power or services.
          9.5 Telecommunications. Tenant shall have the right to contract directly with telecommunications and media service providers (each a “Telecommunications Provider”) of Tenant’s choice, subject to the provisions of this Section 9.5 and other provisions of this Lease. Upon request from Tenant Landlord agrees to deliver to Tenant a list of Telecommunication Providers then serving the Project. If Tenant desires to (a) obtain service from or enter into a contract with any Telecommunication Provider which at the time of Tenant’s request does not serve the Project, or (b) obtain services which will require installation of new equipment by a Telecommunication Provider then serving the Project, then prior to providing service, any such Telecommunication Provider must enter into a written agreement with Landlord, acceptable to Landlord in Landlord’s sole discretion, setting forth the terms and conditions of the access to be granted to any such Telecommunication Provider. Landlord shall not be obligated to incur any expense, liability or costs in connection with any Telecommunication Provider proposed by Tenant. All installations made by Telecommunication Providers shall be subject to Landlord’s prior written approval and shall be made in accordance with the provisions of Section 6 of this Lease.
     10. EXCULPATION AND INDEMNIFICATION.
          10.1 Landlord’s Indemnification of Tenant. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable consultants’, expert witnesses’ and attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by any third party against Tenant for loss, injury or damage, to the extent such loss, injury or damage is caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives in connection with the ownership, operation or management of the Building, Project or Campus.
          10.2 Tenant’s Indemnification of Landlord. Tenant shall indemnify, protect, defend and hold the Landlord Parties harmless from and against Claims arising from (a) the acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Project or Campus, or (b) any construction or other work or maintenance undertaken by Tenant on the Premises or elsewhere in the Project or Campus (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, arising out of or relating to Tenant’s occupancy or operation and occurring in or about the Premises or elsewhere in the Project or Campus, excepting only Claims described in this clause (d) to the extent they are caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.
          10.3 Damage to Tenant and Tenant’s Property. The Landlord Parties shall not be liable to Tenant for any loss, injury or other damage to Tenant or to Tenant’s property in or about the Premises or the Campus from any cause (including defects in the Property or in any equipment in the Property; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Property; or acts of other tenants in the Property), unless caused by the intentional act or willful misconduct of Landlord or its authorized representative or agents. Tenant hereby waives all claims against Landlord Parties for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, including any loss, injury or damage caused by Landlord’s negligence (active or passive), unless caused by the intentional act or willful misconduct of Landlord or its authorized representative or agents. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant.
          10.4 Survival. The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.
     11. INSURANCE.
          11.1 Tenant’s Insurance.
               (a) Liability Insurance. Tenant shall at all times following complete execution of this Lease maintain in full force, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Ten Million Dollars ($10,000,000.00) each occurrence for bodily injury and property damage combined, Ten Million Dollars ($10,000,000.00) annual general aggregate. Tenant shall also at all times following complete execution of this Lease maintain in full force and effect, products and completed operations insurance providing coverage on a claims made basis with limits of not less than Three Million Dollars ($3,000,000.00) annual aggregate. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all named and additional insureds under the policy; (iii) [intentionally deleted]; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Project; (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors; and (vi) provide a per location aggregate of not less than Ten Million Dollars ($10,000,000.00) if such policy or policies are written on a “blanket” basis covering more than one location. Each policy of liability insurance required by this Section shall: (i) contain a separation of insureds clause or otherwise provide cross-liability coverage; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary insurance; (iv) name as additional insureds the Landlord Parties, the Property Manager identified in the Basic Lease Information (the “Property Manager”), all Mortgagees (as defined in Section 20.2 of this Lease) and such other parties in interest as Landlord may reasonably designate to Tenant in writing; and (v) provide that any failure to comply with the reporting provisions under the policies shall not affect coverage provided such additional insureds. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies. All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 01 96 promulgated by the Insurance Services Office.
               (b) Property Insurance. Tenant shall at all times (including any construction or installation periods, whether or not included in the Term) maintain in effect with respect to any Alterations and Tenant’s Trade Fixtures and personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least 90% of the full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured. The Landlord Parties shall be provided coverage under such insurance to the extent of their insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures or personal property.
               (c) Requirements For All Policies. Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, and (iii) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, nonrenewal or modification of insurance coverage. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VIII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Project is located. Any deductible amount under such insurance shall not exceed $5,000. Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.
               (d) Updating Coverage. Tenant shall increase the amounts of insurance as required by any Mortgagee, and, not more frequently than once every three (3) years, as recommended by Landlord’s insurance broker, if, in the opinion of either of them, the amount of insurance then required under this Lease is not adequate. Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.
               (e) Certificates of Insurance. Prior to any entry into or occupancy of the Premises by Tenant, and not less than ten (10) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord’s request provide to Landlord a certified copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.
          11.2 Landlord’s Insurance. During the Term, to the extent such coverages are available at a commercially reasonable cost, Landlord shall maintain in effect insurance on the Building with responsible insurers, on an “all risk” or “special form” basis, insuring the Building and Tenant Improvements in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts.
          11.3 Mutual Waiver of Right of Recovery & Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against each other and their respective partners, managers, members, shareholders, officers, directors and authorized representatives for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or the Building or any operation therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver. If any such policy of insurance relating to this Lease or to the Premises or the Building does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.
     12. DAMAGE OR DESTRUCTION.
          12.1 Landlord’s Duty to Repair.
               (a) If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Building from fire or other casualty during the Term, then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 - Landlord’s Right to Terminate and 12.3 — Tenant’s Right to Terminate, Landlord shall, at its expense, use reasonable efforts to repair and restore the

Premises and/or the Building, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any of Tenant’s personal property, Trade Fixtures or Alterations.
               (b) If Landlord is required or elects to repair damage to the Premises and/or the Building, this Lease shall continue in effect, but Tenant’s Base Rent and Additional Rent shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord’s repair of the affected portion of the Premises as required under this Lease. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Building necessitated by such casualty.
          12.2 Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:
               (a) If, in the reasonable judgment of Landlord, the Premises and the Building cannot be substantially repaired and restored under applicable Laws within nine (9) months from the date of the casualty;
               (b) If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs;
               (c) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty percent (20%) of the full replacement cost of the Building, whether or not the Premises are at all damaged or destroyed; or
               (d) If the fire or other casualty occurs during the last year of the Term or if upon completion of repair and restoration there would be less than one (1) year remaining in the Term.
If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Section 12.2 occur or arise, Landlord shall give Tenant notice within one hundred and twenty (120) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease.
          12.3 Tenant’s Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Building from fire or other casualty, and Landlord does not elect to terminate as provided above, then Tenant may elect to terminate this Lease if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than nine (9) months, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty

(30) days after Landlord’s notice to Tenant pursuant to Section 12.2 — Landlord’s Right to Terminate.
          12.4 Waiver. Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 — Landlord’s Right to Terminate and 12.3 — Tenant’s Right to Terminate.
     13. CONDEMNATION.
          13.1 Definitions.
               (a) “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.
               (b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.
               (c) “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.
          13.2 Effect on Lease.
               (a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.
               (b) If fifteen percent (15%) or more of the Project or of the parcel(s) of land on which the Building is situated or of the Parking Facility or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for use as an office building, whether or not any portion of the Premises is taken, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.
               (c) If all or a portion of the Premises is temporarily taken by a Condemnor for a period greater than six (6) consecutive months, then Tenant shall have the right to terminate this Lease by written notice to Landlord within twenty (20) days following the expiration of such six (6) consecutive month period; and for any other temporary taking, not extending beyond the end of the Term, this Lease shall remain in full force and effect.

          13.3 Restoration. If this Lease is not terminated as provided in Section 13.2 - Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office building; provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee (as defined in Section 20.2 below). In no event shall Landlord have any obligation to repair or replace any improvements in the Premises beyond the amount of any Award received by Landlord for such repair or to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.
          13.4 Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.
          13.5 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, Trade Fixtures or Alterations, provided that in no event will any Award to Tenant reduce any Award to which Landlord would otherwise be entitled.
          13.6 Waiver. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Building or the Project.
     14. ASSIGNMENT AND SUBLETTING.
          14.1 Landlord’s Consent Required. Tenant shall not assign this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Section 14) shall not be unreasonably withheld. If Tenant is a business entity, any direct or indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction, except for ordinary trading, of publicly tradable equity interests on a public securities exchange), including a merger or consolidation, shall be deemed a Transfer. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease. Any assignee, subtenant, user or other transferee under any proposed Transfer is herein called a “Proposed Transferee”. Any assignee, subtenant, user or other transferee is herein called a “Transferee”.
          14.2 Reasonable Consent.
               (a) At least twenty (20) days prior to any proposed Transfer, Tenant shall submit in writing to Landlord (i) the name and legal composition of the Proposed Transferee, (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, and income and cash flow statements for the last two years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within ten (10) Business Days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Section 14.7 — Landlord’s Right to Space.
               (b) Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the Proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the Proposed Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the Proposed Transferee at the Premises, (iii) the Proposed Transferee is a governmental agency or unit, (iv) the proposed Transfer would violate any “exclusive” rights of any tenants in the Project, (v) Landlord or Landlord’s agent has shown space in the Project to the Proposed Transferee or responded to any inquiries from the Proposed Transferee or the Proposed Transferee’s agent concerning availability of space in the Project, at any time within the preceding three (3)+ months, (vi) a proposed Transfer would violate any Encumbrance, (vii) any Mortgagee objects to the proposed Transfer, or (viii) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Project or increasing the expenses associated with operating, maintaining and repairing the Project. In no event may Tenant publicly offer or advertise all or any portion of the Premises for assignment or sublease at a rental less than eighty percent (80%) of that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Project.
          14.3 Excess Consideration. If Landlord consents to a Transfer, Tenant shall pay to Landlord, as Additional Rent, within ten (10) days after receipt by Tenant, fifty percent (50%) of all “Transfer Consideration”, which shall mean any consideration paid or payable by the Transferee for the Transfer. In the case of a sublease, Transfer Consideration includes any “key money” or other non-rent consideration payable in connection with the sublease, plus the excess of the rent payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, less the direct, out-of-pocket expenses and costs for necessary Alterations, legal fees and brokerage commission costs paid by Tenant to procure the subtenant. Any such costs for Alterations and brokerage commissions shall be amortized on a straight basis over the term of the sublease. In the case of an assignment (including any Transfer resulting from a change in ownership, merger or consolidation), Transfer

Consideration includes the value of the Lease (whether or not expressly allocated or otherwise provided for in such transaction) and any other consideration paid or payable by the Transferee for the assignment of the Lease.
          14.4 No Release Of Tenant. No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.
          14.5 Expenses and Attorneys’ Fees. Tenant shall pay to Landlord on demand all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises), not to exceed Two Thousand Five Hundred Dollars ($2,500.00) per request for Landlord’s consent to a proposed Transfer.
          14.6 Effectiveness of Transfer. Prior to the date on which any Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.
          14.7 Landlord’s Right to Space. Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer other than a Permitted Transfer, Landlord, in lieu of consenting to such Transfer, may elect (a) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (b) or in the case of a sublease of more than fifty percent (50%) of the entire Premises for a period ending within six (6) months prior to the Expiration Date, to terminate this Lease as it relates to the space proposed to be subleased by Tenant. In such event, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to this Lease and the Base Rent and Tenant’s Share under this Lease shall be proportionately reduced) on the earlier of (x) sixty (60) days after the date of Landlord’s notice to Tenant making the election set forth in this Section 14.7, or (y) the date the Transfer was proposed to be effective, if such date is specified in Tenant’s notice to Landlord regarding the proposed Transfer, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant.

          14.8 Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).
          14.9 Permitted Transfers. Notwithstanding any provision contained in the Section 14 to the contrary, Tenant shall have the right, without the consent of Landlord, upon ten (10) days prior written notice to Landlord, to engage in any of the following transactions (each a “Permitted Transfer”) and to Transfer the Lease to any of the following entities (each, a “Permitted Transferee”), so long as the Permitted Transferee has a tangible net worth sufficient to fulfill the obligations of the original Tenant under this Lease being assumed by the Permitted Transferee and no less than the tangible net worth of Tenant immediately prior to such Transfer: (i) a successor corporation related to Tenant by merger, consolidation, or non-bankruptcy reorganization, (ii) a purchaser of at least ninety percent (90%) of Tenant’s assets as an ongoing concern, or (iii) an “Affiliate” of Tenant. The provisions of Sections 14.2, 14.3 and 14.7 shall not apply with respect to a Permitted Transfer, but any transfer pursuant to the provisions of this Section 14.9 shall be subject to all other terms and conditions of this Lease, including the provisions of this Section 14.9. Tenant shall remain liable under this Lease after any such transfer. For the purposes of this Article 14, the term “Affiliate” of Tenant shall mean and refer to any entity controlling, controlled by or under common control with Tenant or Tenant’s parent or subsidiary, as the case may be. “Control” ” as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled entity; and the ownership, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty percent (50%) of the voting interest in any entity. Notwithstanding Tenant’s right to make a Permitted Transfer pursuant to the provisions of this Section 14.9, Tenant may not, through use of its rights under this Article 14 in two or more transactions (whether separate transactions or steps or phases of a single transaction), at one time or over time, whether by first assigning this Lease to a subsidiary and then merging the subsidiary into another entity or selling the stock of the subsidiary or by other means, assign or sublease the Premises, or transfer control of Tenant, to any person or entity which is not a subsidiary, affiliate or controlling corporation of the original Tenant, as then constituted, existing prior to the commencement of such transactions, without first obtaining Landlord’s prior written consent and complying with all other applicable provisions of this Article 14.
     15. DEFAULT AND REMEDIES.
          15.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:
               (a) Tenant fails to make any payment of Rent when due, or any amount required to replenish the Security Deposit as provided in Section 4 above, if payment in full is not received by Landlord within three (3) days after written notice that it is due. If

Landlord accepts any past due Rent, such acceptance shall not be a waiver of any other prior breach by Tenant under this Lease, other than the failure of Tenant to pay the particular past due Rent which Landlord has accepted.
               (b) Tenant abandons the Premises, as defined in California Civil Code § 1951.3.
               (c) Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 — Encumbrances — and 21 — Estoppel Certificates and Financial Statements - below.
               (d) Tenant violates the restrictions on Transfer set forth in Section 14 — Assignment and Subletting.
               (e) Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within 30 days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.
               (f) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.
               (g) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within fifteen (15) days after notice to Tenant or, if such failure cannot be cured within such fifteen (15)-day period, Tenant fails within such fifteen (15)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of such notice; provided, however, that if Landlord in Landlord’s reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) days, then such failure shall constitute an Event of Default immediately upon such notice to Tenant.
          15.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:
               (a) Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 and any other applicable existing or future Law providing for recovery of damages for such breach, including the worth at the time of award of the amount by which the rent which would be payable by Tenant hereunder for the remainder of the Term after the date of the award of damages, including Additional Rent as reasonably estimated by Landlord, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).
               (b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).
               (c) Landlord may cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.
               (d) Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.
     16. LATE CHARGE AND INTEREST.
          16.1 Late Charge. If any payment of rent is not received by Landlord when due, Tenant shall pay to Landlord on demand as a late charge (“Late Charge”) an additional amount equal to four percent (4%) of the overdue payment. Notwithstanding the foregoing, Tenant shall not be obligated to pay a Late Charge on the first payment of rent not received by Landlord when due unless Tenant does not pay such rent within five (5) days after written notice from Landlord (the “Past Due Notice”) that such payment of rent is past due. Commencing with the second (2nd) past due payment of rent in any twelve (12) month period, and continuing with each past due payment thereafter in such twelve (12) month period, Tenant shall pay the Late Charge to Landlord on demand. Each late payment of rent shall begin a new twelve (12) month period during which Tenant shall not be entitled to notice for any subsequent payment of past due rent. A Late Charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a Late Charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.
          16.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of fifteen percent (15%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.
     17. WAIVER. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.
     18. ENTRY, INSPECTION AND CLOSURE. Upon reasonable oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to: (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, (d) install or repair improvements for other tenants where access to the Premises is required for such installation or repair, (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (f) show the Premises to prospective brokers, agents, buyers, transferees or Mortgagees, or (g) do any other act or thing necessary for the safety or preservation of the Premises or the Building; provided, however, Landlord shall show the Premises to prospective tenants only upon prior notice to Tenant during the last nine (9) months of the Term. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure. Landlord shall use commercially reasonable efforts to conduct its activities under this Section in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section. No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.
     19. SURRENDER AND HOLDING OVER.
          19.1 Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall, at Landlord’s request, remove all telephone and other cabling installed in the Building by Tenant and remove from the Premises all Tenant’s personal property and any Trade Fixtures and all Alterations that Landlord has elected to require Tenant to remove as provided in Section 6.1 — Tenant Improvements & Alterations, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.
          19.2 Holding Over. If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. No act or omission by Landlord, other than its specific written consent, shall constitute permission for Tenant to continue in possession of the Premises, and if such consent is given or declared to have been given by a court judgment, Landlord may terminate Tenant’s holdover tenancy at any time upon seven (7) days written notice. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent (a) during the first two (2) months of Tenant’s holding over shall be one hundred fifty percent (150%) of the Base Rent payable in the last full month prior to the expiration or termination hereof, (b) following the first two (2) months after the expiration or termination of this Lease shall be two hundred percent (200%) of the Base Rent payable in the last full month prior to the expiration or termination hereof. Acceptance by Landlord of rent after such termination shall not constitute a renewal or extension of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.
     20. ENCUMBRANCES.
          20.1 Subordination. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Project or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective, as to future Encumbrances, if the holder of the Encumbrance agrees in writing that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease. Provided the conditions of the preceding sentence are satisfied, Tenant shall execute and deliver to Landlord, within ten (10) days after written request therefor by Landlord and in a form reasonably requested by Landlord, and the holder of any Encumbrance, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and the nondisturbance agreement of the holder of any such Encumbrance, which documents may include customary commercially reasonable terms, such as the agreement of Tenant to provide such holder notice and opportunity to cure any Landlord default under the Lease (including the opportunity to take possession of the Project as provided in the Encumbrance). If the interest of Landlord in the Project is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance (including, without limitation, any judicial foreclosure or foreclosure by a power of sale in a deed of trust), Tenant shall, at the request of the new owner, immediately attorn to, and become the tenant of, the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease and, at such new owner’s request, shall execute a new lease confirming the lease terms of this Lease. In furtherance of the foregoing, any such successor to the Landlord shall not be liable for any offsets, defenses, claims, counterclaims, liabilities or obligations of the “landlord” under the Lease accruing prior to the date that such new owner exercises its rights pursuant to the preceding sentence.
          20.2 Mortgagee Protection. Tenant agrees to give any holder of any Encumbrance covering any part of the Project (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

     21. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.
          21.1 Estoppel Certificates. Within ten (10) Business Days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing this Lease and any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the commencement and expiration dates of the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, whether Landlord has completed its construction obligations hereunder (if any), and whether Tenant has accepted the Premises. Tenant irrevocably constitutes, appoints and authorizes Landlord as Tenant’s special attorney-in-fact for such purpose to complete, execute and deliver such certificate if Tenant fails timely to execute and deliver such certificate as provided above. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Project shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord’s second written request therefor, Tenant shall be liable to Landlord for any damages incurred by Landlord as a result, directly or indirectly, of Tenant’s failure or refusal to timely execute or deliver such estoppel certificate.
          21.2 Financial Statements. Within ten (10) Business Days after written request therefor, but not more than once a year, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet, a statement of profit and loss, and a statement of cash flows) of Tenant (and of each guarantor of Tenant’s obligations under this Lease) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee.
     22. NOTICES. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the independent service for delivery, if sent by independent messenger or courier service, or three (3) days after mailing if sent by mail in accordance with this Section. Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.
     23. ATTORNEYS’ FEES. In the event of any dispute between Landlord and Tenant in any way related to this Lease, and whether involving contract and/or tort claims, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, “Fees”). The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any Fees incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment. The Fees shall be deemed an “actual pecuniary loss” within the meaning of Bankruptcy Code Section 365(b)(1)(B), and notwithstanding the foregoing, all Fees incurred by either party in any bankruptcy case filed by or against the other party, from and after the order for relief until this Lease is rejected or assumed in such bankruptcy case, will be “obligations of the debtor” as that phrase is used in Bankruptcy Code Section 365(d)(3).
     24. QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20 - Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.
     25. SECURITY MEASURES. Landlord may, but shall be under no obligation to, implement security measures for the Project, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator access and other actions that Landlord deems necessary or appropriate to prevent any threat of property loss or damage, bodily injury or business interruption; provided, however, that such measures shall be implemented in a way as not to materially inconvenience tenants of the Building unreasonably. If Landlord uses an access card system, Landlord may require Tenant to pay Landlord a deposit for each after-hours Building access card issued to Tenant. Tenant shall be responsible for any loss, theft or breakage of any such cards, which must be returned by Tenant to Landlord upon expiration or earlier termination of the Lease. Landlord may retain the deposit for any card not so returned. Landlord shall at all times have the right to change, alter or reduce any such security services or measures. Tenant shall cooperate and comply with, and cause Tenant’s Representatives and Visitors to cooperate and comply with, such security measures. Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any such security measures or for any resulting disturbance of Tenant’s use or enjoyment of the Premises.
     26. FORCE MAJEURE. If Landlord is delayed, interrupted or prevented from performing any of its obligations under this Lease, including its obligations under the Construction Rider (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, terrorist act, labor dispute, unavailability of labor or materials or any other cause outside the reasonable control of Landlord, then the time for performance of the affected obligations of Landlord shall be extended for a period equivalent to the period of such delay, interruption or prevention.

     27. RULES AND REGULATIONS. Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit C to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Building, upon notice to Tenant thereof (collectively, the “Building Rules”). Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Building Rules by any other tenant or other person.
     28. LANDLORD’S LIABILITY. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to the equity interest Landlord would have in the Building if the Building were encumbered only by third party debt in an amount equal to seventy-five percent (75%) of the value of the Building; and except as provided to the contrary in the preceding no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease.
     29. CONSENTS AND APPROVALS.
          29.1 Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the specific provision contained in this Lease providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive relief but shall not to be entitled to monetary damages or to terminate this Lease for such failure.
          29.2 No Liability Imposed on Landlord. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Building, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.
     30. WAIVER OF RIGHT TO JURY TRIAL. To the extent permitted by Law, Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim,

counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.
     31. BROKERS. Landlord shall pay the fee or commission of the broker or brokers identified in the Basic Lease Information (the “Broker”) in accordance with Landlord’s separate written agreement with the Broker, if any. Tenant warrants and represents to Landlord that in the negotiating or making of this Lease neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by Landlord asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s Representatives.
     32. RELOCATION OF PREMISES. [Intentionally deleted].
     33. MISCELLANEOUS. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant. Subject to Section 14 — Assignment and Subletting and Section 28 — Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State in which the Building is located. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease.
     34. AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

     35. HAZARDOUS SUBSTANCE DISCLOSURE. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials (“ACM”) must be disclosed. Landlord has made no special investigation of the Premises with respect to any hazardous substances.
     However, gasoline and other automotive fluids are found in the garage and outdoor parking areas of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and computers and other office equipment that may contain hazardous substances. Certain adhesives, paints, carpeting and other construction materials and finishes used in portions of the Building may contain hazardous substances. Building occupants and other persons entering the Building from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances.
     Although smoking is prohibited inside the Building, indoor areas may, from time to time, be exposed to tobacco smoke. Smoking is generally permitted outside the Building, and so tobacco smoke may be present from time-to-time in the outdoor portion of the Building site.
     36. ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Project or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

     IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:		LANDLORD:

ARCHSIGHT, INC.,		ECI TWO RESULTS LLC,
a Delaware corporation		a California limited liability company

		by:	Embarcadero Capital Investors Two, L.P, a Delaware limited partnership, sole member
By:	/s/ Robert W. Shaw

Name:	Robert W. Shaw	by:	Embarcadero Capital Partners LLC,

Title:	Chairman & CEO		a Delaware limited liability company,

sole general partner
By:	/s/ Stewart Grierson

Name:	Stewart Grierson		by:	Hamilton Partners, LP

Title:	CFO			Manager

			by:	Hamilton Ventures, Inc., general partners

			by:	/s/ John Hamilton

John Hamilton, President
(For corporate entities, signature by TWO corporate officers is required: one by (x) the chairman of the board, the president, or any vice president; and the other by (y) the secretary, any assistant secretary, the chief financial officer, or any assistant treasurer.)

EXHIBIT A-1
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
THE EXISTING PREMISES

Exhibit A-1, Page 1

[Plans Omitted]

INITIALS:
Landlord	JH
Tenant	SG

EXHIBIT A-2
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
THE EXPANSION PREMISES

Exhibit A-2, Page 1

[Plans Omitted]

INITIALS:
Landlord	JH
Tenant	SG

EXHIBIT A-3
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
THE CAMPUS

Exhibit A-3, Page 1

[Plans Omitted]

INITIALS:
Landlord	JH
Tenant	SG

EXHIBIT B
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
CONSTRUCTION RIDER
     1. (a) Existing Premises. Tenant has been occupying the Existing Premises pursuant to a sublease. Tenant shall take the Existing Premises in their existing “AS IS” condition.
         (b) Tenant Improvements in the Expansion Premises. Tenant shall through a Contractor (as defined below) construct and install in the Expansion Premises the improvements and fixtures provided for in this Construction Rider (“Tenant Improvements”). Tenant shall take the Expansion Premises in their existing “AS IS” condition, subject to the Contractor constructing the Tenant Improvements.
     Upon request by Landlord, Tenant shall designate in writing an individual authorized to act as Tenant’s Representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider.
     Tenant shall submit the Construction Documents (as defined below) to (a) OPI Commercial Builders, and (b) Venture Builders (together, the “Bidding Contractors”) for bids to construct the Tenant Improvements. Tenant shall request the Bidding Contractors to competitively bid all subcontracts for major components of the Tenant Improvements. Landlord shall have the right to approve (x) all major subcontractors whose work costs more than $25,000.00, and (y) all subcontractors who will perform work on the structure or the Building Systems. Tenant shall deliver copies of all of the bids to Landlord. Landlord and Tenant shall then mutually and jointly review the bids in order to determine which of the two Bidding Contractors is best able to complete the work in accordance with the schedule and within a budget approved by Landlord and Tenant. Tenant acknowledges that the lowest bid may not necessarily be the contractor to be selected. However, it is the intention of the parties to select the lowest cost contractor from between the Bidding Contractors who is approved by both Landlord and Tenant, absent circumstances that are reasonably acceptable to Tenant. The contractor selected by Landlord and Tenant from the Bidding Contractors is called the “Contractor.”

Exhibit B, Page 1

          1.1. Plans for the Expansion Premises. Korth Sunseri Hagey Architects (the “Space Planner”) shall prepare conceptual space plans (“Space Plans”) and Construction Documents (as defined below) for the Expansion Premises. The Tenant Improvements in the Expansion Premises shall be constructed substantially as shown on the “Preliminary Space Plan” consisting of two (2) sheets, and identified as “Tenant Requested Plan Revisions Building 3” dated April 20, 2007”, attached hereto as Exhibit B-2 (“Preliminary Space Plan”), which has been prepared by the Space Planner. Landlord and Tenant shall review additional Space Plans which may be prepared after the Preliminary Space Plan, and which shall be consistent with the Preliminary Space Plan. Landlord and Tenant shall promptly approve a final Space Plan (the “Approved Space Plan”). The Approved Space Plan shall be consistent with the Preliminary Space Plan.
     Tenant shall retain the Space Planner for preparation of additional Space Plans and Construction Documents for the Expansion Premises. Tenant shall pay those fees and costs of the Space Planner incurred from and after the date of this Lease. Landlord shall be responsible for those fees and costs of the Space Planner incurred prior to the date of this Lease.
     As soon as is reasonably practicable after Landlord and Tenant approve the Approved Space Plan, the Space Planner will prepare and deliver to Landlord and Tenant detailed plans and specifications consistent with the Approved Space Plan, and sufficient to permit the construction of the Tenant Improvements by the Contractor (“Construction Documents”). The Construction Documents shall be subject to approval by Landlord and Tenant. Tenant will request the Bidding Contractors to provide Landlord and Tenant with a cost estimate for the work shown in the Construction Documents. Tenant shall respond to the Construction Documents and cost estimates within three (3) Business Days after receipt thereof, specifying any changes or modifications Tenant desires in the Construction Documents required because the Construction Documents are inconsistent with the Approved Space Plan or because Tenant finds the cost estimates exceed Tenant’s expectations. Any disapproval by Tenant shall also specify in detail the reasons for Tenant’s disapproval, together with a detailed listing of those changes or modifications to the Construction Documents which would cause Tenant to approve the Construction Documents (“Tenant’s Plans Changes”). Tenant’s Plans Changes shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. Within five (5) Business Days after receipt of Tenant’s Plan Changes the Space Planner shall revise the Construction Documents to include Tenant’s Plans Changes, as such may be reasonably approved by Landlord. The revised Construction Documents and cost estimate, as approved by Tenant and Landlord, are hereinafter referred to as the “Final Construction Documents” and “Final Cost Estimate,” respectively.
          1.2. Construction. Following approval of the Final Cost Estimate and selection of the Contractor, Tenant shall enter into a contract with the Contractor to construct the Tenant Improvements in accordance with the Final Construction Documents, the Final Cost Estimate (subject to increases or decreases based upon “Changes”), and any building permit, and to use commercially reasonable efforts to Substantially Complete such construction in accordance with a construction schedule proposed by the Contractor, and agreed upon by Landlord and Tenant.
     The Tenant Improvements shall be deemed to be “Substantially Complete” when they have been completed in accordance with the Final Construction Documents except for finishing

Exhibit B, Page 2

details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list”. (The definition of Substantially Complete shall also define the terms “Substantial Completion” and “Substantially Completed.”)
     Within thirty (30) days following the completion of any punch list items (after Substantial Completion of the Tenant Improvements), Tenant shall, at Tenant’s cost and expense, deliver to Landlord “as built” plans showing the completed Tenant Improvements. The “as built” plans shall be “hard copy” on paper and in digital form (on CAD), and show the Tenant Improvements in reasonable detail, including (a) the location of walls, partitions and doors, including fire exits and ADA paths of travel, (b) electrical, plumbing and life safety fixtures, and (c) a reflected ceiling plan showing the location of heating, ventilating and air conditioning registers, lighting and life safety systems (collectively, the “Completion Drawings”).
          1.3. Cost of Tenant Improvements.
          1.3.1. Improvement Allowance. Landlord shall contribute up to Seven Hundred Seven Thousand Five Hundred Eighty-Eight and 00/100 Dollars ($707,588.00) (the “Improvement Allowance”) towards the costs of (a) design (including preparation of space plans and Construction Documents), construction and installation of the Tenant Improvements in the Expansion Premises, and (b) of any improvements desired by Tenant to the Existing Premises. Tenant is responsible for all costs of the Tenant Improvements in excess of the Improvement Allowance.
          1.3.2. Disbursement of Improvement Allowance. Landlord shall disburse the Improvement Allowance to Tenant as the construction of the Tenant Improvements progresses as follows: On or before the tenth (10th) day of each month, Tenant shall deliver to Landlord an application for reimbursement, accompanied by documentary evidence as reasonably required by Landlord (including, at a minimum, copies of the paid invoices and unconditional mechanics’ lien waivers reasonably required by Landlord and signed by the applicable party) of the costs incurred by Tenant for the design and construction of the Tenant Improvements since the last application for reimbursement. Within thirty (30) days after Landlord’s receipt of such an application for reimbursement, Landlord shall pay to Tenant a pro rata share of such application determined by multiplying the amount of such application by a fraction, the numerator of which is the Improvement Allowance and the denominator of which is the total costs of the Tenant Improvements, including Changes, the amount of the all professional fees and services, and all licensing and permit fees; provided, however that after making the foregoing calculation Landlord shall retain an amount equal to ten percent (10%) of Landlord’s pro rata share of each application (the “Landlord Retention”), which Landlord Retention shall be released pursuant to the provisions of Section 1.3.3 below.
          1.3.3. Evidence of Completion. Within thirty (30) days following Substantial Completion of the Tenant Improvements (which shall mean completion of the Tenant Improvements and receipt of permit sign-offs sufficient to permit legal occupancy of the Premises, subject only to correction of punch-list items that do not affect safe occupancy of the Premises), Tenant shall submit to Landlord:

Exhibit B, Page 3

               (a) A statement of Tenant’s final construction costs, together with receipted evidence showing payment thereof, reasonably satisfactory to Landlord, and, to the extent not previously delivered, fully executed and notarized unconditional lien releases in the form prescribed by law from Tenant’s contractors, copies of all detailed, final invoices from Tenant’s contractors related to the Tenant Improvements.
               (b) All Permits and other documents issued by any governmental authority in connection with the approval and completion of the Tenant Improvements, and all evidence reasonably available showing compliance with all applicable Laws of any and all governmental authorities having jurisdiction over the Premises, including, without limitation, a certificate of occupancy or its equivalent such as duly signed-off job cards, building permit sign-offs, and/or other appropriate authorization for physical occupancy of the Premises.
               (c) A valid certificate of substantial completion executed by the Space Planner confirming that the Tenant Improvements have been substantially completed in accordance with the Final Construction Documents, subject to punch-list items to be completed by the Contractor after commencement of the Lease.
               (d) A written certificate, subscribed and sworn before a Notary Public, from the Contractor as follows: “There are no known mechanics’ or materialmen’s liens outstanding, all due and payable bills with respect to the Tenant Improvements have been paid, and there is no known basis for the filing of any mechanics’ or materialmen’s liens against the Premises, the Building or the Property, and, to the best of our knowledge, waivers from all subcontractors and materialmen are valid and constitute an effective waiver of lien under applicable law.”
               (e) Copies of all of Tenant’s contractors’ warranties.
               (f) The Completion Drawings.
               (g) A Notice of Completion recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 3093 of the Civil Code of the State of California or any successor statute.
               (h) Any other items reasonably requested by Landlord.
Within thirty (30) days after receipt of all of the above, Landlord shall make its disbursement of the final ten percent (10%) of the Improvement Allowance (or so much of the Improvement Allowance that has not yet been paid by Landlord, but in no event to exceed, in the aggregate, the actual cost of the design and construction of the Tenant Improvements) to Tenant or Tenant’s contractors, as applicable, as required above.
Any portion of the Improvement Allowance not used in the design, construction and installation of the Tenant Improvements shall be retained by Landlord, and Tenant shall have no right to receive or apply toward Tenant’s rental obligations any portion of the Improvement Allowance not actually used.

Exhibit B, Page 4

          1.4. Changes. If Tenant desires any change, addition or alteration in or to any Final Construction Documents (whether one or more, hereinafter called “Changes”), Tenant shall request the Space Planner to prepare additional proposed Construction Documents containing such Changes. Tenant shall be responsible for the costs and fees charged by the Space Planner for the Space Planner making any proposed Changes to the Final Construction Documents (even if such Changes are not used in the construction of Tenant Improvements). As soon as practicable after the completion of such additional proposed Construction Documents showing the Changes requested by Tenant, Landlord shall request the Contractor to notify Tenant of the estimated cost of the Changes. Within three (3) working days after receipt of such cost estimate, Tenant shall notify Landlord in writing whether Tenant approves the Changes. If Tenant approves the Changes, such approved changes shall be incorporated into the Final Construction Documents, the Contractor shall proceed with the Changes. If Tenant fails to approve the Changes within such three (3) day period, construction of the Tenant Improvements shall proceed as provided in accordance with the Final Construction Documents (as such Final Construction Documents may have been previously amended through Changes approved pursuant to the procedures contained in this Paragraph) prior to the applicable requested Changes.
     2. Delivery of Expansion Premises. The Expansion Premises are leased to, and occupied by, a tenant (the “Existing Tenant”) under a lease which expires June 30, 2007. Landlord shall deliver possession of the Expansion Premises to Tenant promptly after the Existing Tenant has vacated the Expansion Premises. If Landlord does not deliver the Expansion Premises to Tenant on or before July 10, 2007, then the Commencement Date shall be extended day-for-day for each day after July 10, 2007 until Landlord delivers possession of the Expansion Premises to Tenant.
     3. Access to Expansion Premises. Landlord shall allow Tenant and Tenant’s Representatives to enter the Expansion Premises prior to the Expansion Premises Commencement Date to permit Tenant to make the Expansion Premises ready for its use and occupancy; provided, however, that prior to such entry of the Expansion Premises, Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant’s insurance, as described in Section 11.1 — Tenant’s Insurance of the Lease, shall be in effect as of the time of such entry. Such permission may be revoked at any time upon twenty-four (24) hours’ notice, and Tenant and its Representatives shall not interfere with Landlord or the Contractor in completing the Tenant Improvements.
     Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed upon or installed in the Expansion Premises prior to the Expansion Premises Commencement Date, the same being at Tenant’s sole risk, and Tenant shall be liable for all injury, loss or damage to persons or property arising as a result of such entry into the Expansion Premises by Tenant or its Representatives.
     4. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

Exhibit B, Page 5

INITIALS:
Landlord	JH
Tenant	SG

EXHIBIT B-2
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
THE PRELIMINARY SPACE PLAN

Exhibit B-2, Page 1

[Plans Omitted]

INITIALS:
Landlord	JH
Tenant	SG

EXHIBIT C
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
BUILDING RULES
The following Building Rules are additional provisions of the foregoing Lease to which they are attached. The capitalized terms used herein have the same meanings as these terms are given in the Lease.
     1. Use of Common Areas. Tenant will not obstruct the Common Areas, and Tenant will not use the Common Areas for any purpose other than ingress and egress to and from the Premises. The Common Areas are not open to the general public and Landlord reserves the right to control and prevent access to the Common Areas of any person whose presence, in Landlord’s opinion, would be prejudicial to the safety, reputation and interests of the Campus and its tenants.
     2. No Access to Roof. Except to the extent provided in Article 41 of Exhibit D, Tenant has no right of access to the roof of the Building and will not install, repair or replace any antenna, aerial, aerial wires, fan, air-conditioner or other device on the roof of the Building, without the prior written consent of Landlord. Any such device installed without such written consent is subject to removal at Tenant’s expense without notice at any time. In any event Tenant will be liable for any damages or repairs incurred or required as a result of its installation, use, repair, maintenance or removal of such devices on the roof and agrees to indemnify and hold harmless Landlord from any liability, loss, damage, cost or expense, including reasonable attorneys’ fees, arising from any activities of Tenant or of Tenant’s Representatives on the roof of the Building.
     3. Signage. No sign, placard, picture, name, advertisement or notice visible from the exterior of the Building will be inscribed, painted, affixed or otherwise displayed by Tenant on or in any part of the Building without the prior written consent of Landlord, or the City of Cupertino, California. Landlord reserves the right to adopt and furnish Tenant with general guidelines relating to signs in or on the Building. All approved signage will be inscribed, painted or affixed at Tenant’s expense by a person approved by Landlord, which approval will not be unreasonably withheld. At the expiration or termination of this Lease Tenant shall remove all signs, repair and damage resulting from the installation or removal, and restore the area where the signs were removed to a condition consistent with the area surrounding the removed signs.
     4. Prohibited Uses. The Premises will not be used for manufacturing, for the storage of merchandise held for sale to the general public, for lodging or for the sale of goods to the general public. Tenant will not permit any food preparation on the Premises except that Tenant

Exhibit C, Page 1

may use Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages so long as such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations and provided that such activity does not generate odors outside of the Premises.
     5. Clean. Tenant shall be responsible for keeping the Premises clean and in good order. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
     6. Keys and Locks. Upon request, each tenant shall provide keys, key cards and access codes to Landlord so that Landlord can have access to such tenant’s premises in the event of any emergency. Each tenant, upon the termination of its tenancy, shall deliver to Landlord all keys, key cards and/or access codes to doors in its premises. As to secure areas, in an emergency, Landlord may use any means to enter and Tenant shall indemnify Landlord against all Claims arising out of such entry.
     7. Heavy Objects. Prior to installing heavy objects, furniture or equipment in the Premises, Tenant shall confirm the capacity of the Premises to bear such loads and Tenant shall not exceed such capacity at any time. Installation of such heavy objects shall be subject to Landlord’s prior written approval. Upon expiration or termination of this Lease Tenant shall repair any damage to the Premises caused by any such heavy objects.
     8. Nuisances and Dangerous Substances. Tenant will not conduct itself or permit Tenant’s Representatives or Visitors to conduct themselves, in the Premises or anywhere on or in the Campus in a manner which is offensive or unduly annoying to any other tenant in the Campus or Landlord’s property managers. Tenant will not install or operate any phonograph, radio receiver, musical instrument, or television or other similar device in any part of the Common Areas and shall not operate any such device installed in the Premises in such manner as to disturb or annoy other tenants of the Campus. Tenant will not use or keep in the Premises, Project or Campus any kerosene, gasoline or other combustible fluid or material other than limited quantities thereof reasonably necessary for the maintenance of office equipment, or, without Landlord’s prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant will not use or keep any foul or noxious gas or substance in the Premises. Tenant will not bring or keep any animals in or about the Premises or the Campus.
     9. Building Name and Address. Without Landlord’s prior written consent, Tenant will not use the name of the Building in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.
     10. Building Directory. [Intentionally Deleted].
     11. Window Coverings. No curtains, draperies, blinds, shutters, shades, awnings, screens or other coverings, window ventilators, hangings, decorations or similar equipment shall be attached to, hung or placed in, or used in or with any window of the Building without the prior written consent of Landlord.

Exhibit C, Page 2

     12. Floor Coverings. Tenant will not lay or otherwise affix linoleum, tile, carpet or any other floor covering to the floor of the Premises in any manner except as approved in writing by Landlord. Tenant will be liable for the cost of repair of any damage resulting from the violation of this rule or the removal of any floor covering by Tenant or its contractors, employees or invitees.
     13. Wiring and Cabling Installations. No boring or cutting for wires or cables will be allowed without the prior written consent of Landlord. The location of burglar alarms, smoke detectors, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the written approval of Landlord.
     14. Plumbing Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be disposed of therein. Tenant will be liable for any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees.
     15. Doors. Tenant shall ensure that the doors of the Premises are closed and locked, and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant’s employees leave the Premises.
     16. Refuse. Tenant shall store all of Tenant’s trash and garbage within the Premises or in other facilities designated by Landlord for such purpose. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without being in violation of any law or ordinance governing such disposal. Tenant shall comply with the requirements of any recycling program adopted by Landlord for the Building.
     17. Activities. Canvassing, peddling, soliciting and distribution of handbills or other written materials in the Common Areas are prohibited.
     18. Bicycles. Tenant’s employees may bring bicycles into Tenant’s own Premises; however, bicycles shall be ridden only on roads and bike paths and not on sidewalks or other portions of the Common Areas. The use of skateboards, skates, rollerblades and scooters is prohibited at all times in the Common Areas.
     19. Events. Tenant shall not use the Common Areas for events, activities or parties (for example, employee parties) without Landlord’s prior written consent. Tenant shall submit a written request for Landlord’s consent to use the Common Areas for such events, activities or parties at least ten (10) days prior thereto. Such use of the Common Areas by Tenant shall be subject to such conditions and restrictions as Landlord may specify, in Landlord’s sole and absolute discretion. Alcohol beverages shall not be served or consumed in the Common Areas at any time.
     20. Parking. Tenant will use, and cause Tenant’s Representatives and Visitors to use, any parking spaces to which Tenant is entitled under the Lease in a manner consistent with Landlord’s directional signs and markings in the Parking Facility. Specifically, but without limitation, Tenant will not park, or permit Tenant’s Representatives or Visitors to park, in a

Exhibit C, Page 3

manner that impedes access to and from the Building or the Parking Facility or that violates space reservations for handicapped drivers registered as such with the California Department of Motor Vehicles. Landlord may use such reasonable means as may be necessary to enforce the directional signs and markings in the Parking Facility, including but not limited to towing services, and Landlord will not be liable for any damage to vehicles towed as a result of non-compliance with such parking regulations.
     21. Fire, Security and Safety Regulations. Tenant will comply with all safety, security, fire protection and evacuation measures and procedures established by Landlord or any governmental agency.
     22. Responsibility for Theft. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked, and windows and other means of entry to the Premises closed. Roof access hatches must remain shut and locked at all times.
     23. Sales and Auctions. Tenant will not conduct or permit to be conducted any sale by auction in, upon or from the Premises or elsewhere on the Campus, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.
     24. Waiver of Rules. Landlord may waive any one or more of these Building Rules for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such Building Rules in favor of any other tenant or tenants nor prevent Landlord from thereafter enforcing these Building Rules against any or all of the tenants of the Campus.
     25. Effect on Lease. These Building Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Violation of these Building Rules constitutes a failure to fully perform the provisions of the Lease, as referred to in Section 15.1 — “Events of Default”.
     26. Non-Discriminatory Enforcement. Subject to the provisions of the Lease (and the provisions of other leases with respect to other tenants), Landlord shall use reasonable efforts to enforce these Building Rules in a non-discriminatory manner, but in no event shall Landlord have any liability for any failure or refusal to do so (and Tenant’s sole and exclusive remedy for any such failure or refusal shall be injunctive relief preventing Landlord from enforcing any of the Building Rules against Tenant in a manner that discriminates against Tenant).
     27. Additional and Amended Rules. Landlord reserves the right to rescind or amend these Building Rules and/or adopt any other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Campus and for the preservation of good order therein.

Exhibit C, Page 4

INITIALS:
Landlord	JH
Tenant	SG

EXHIBIT D
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
ADDITIONAL PROVISIONS RIDER
37. PARKING.
     (a) Tenant’s Parking Rights. On the Existing Premises Commencement Date Landlord shall provide Tenant, one hundred fifty (150) parking spaces, and on the Expansion Premises Commencement Date Landlord shall provide Tenant, an additional one hundred sixteen (116) parking spaces in the Parking Facility. All such parking spaces shall be on an unreserved, unassigned and non-exclusive basis, for use by Tenant and Tenant’s Representatives and Visitors, at the users’ sole risk, in the Parking Facility. The parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars and up to ten percent (10%) of the unassigned spaces may also be designated by Landlord as Building visitors’ parking.
     (b) Availability of Parking Spaces. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Building and users of the Parking Facility. Access to the Parking Facility may, at Landlord’s option, be regulated by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord. Landlord retains the right to revoke the parking privileges of any user of the Parking Facility who violates the rules and regulations governing use of the Parking Facility (and Tenant shall be responsible for causing any employee of Tenant or other person using parking spaces allocated to Tenant to comply with all parking rules and regulations).
     (c) Assignment and Subletting. Notwithstanding any other provision of the Lease to the contrary, Tenant shall not assign its rights to the parking spaces or any interest therein, or sublease or otherwise allow the use of all or any part of the parking spaces to or by any other person, except (i) with Landlord’s prior written consent, which may be granted or withheld by Landlord in its sole discretion, (ii) in connection with an assignment of this Lease, or (iii) in the event of any sublease, Tenant may assign the number of parking spaces determined by multiplying the total number of parking spaces contained in Section 38 (a) above times a fraction, the numerator of which shall be the rentable area of the subleased space, and the denominator of which shall be the rentable area in the Premises. In the event of any separate assignment or sublease of parking space rights that is approved by Landlord, Landlord shall be entitled to receive, as additional Rent hereunder, one hundred percent (100%) of any profit received by Tenant in connection with such assignment or sublease.

Exhibit D, Page 1

     (d) Condemnation, Damage or Destruction. In the event the Parking Facility is the subject of a Condemnation, or is damaged or destroyed, and this Lease is not terminated, and if in such event the available number of parking spaces in the Parking Facility is permanently reduced, then Tenant’s rights to use parking spaces hereunder may, at the election of Landlord, thereafter be reduced in proportion to the reduction of the total number of parking spaces in the Parking Facility. In such event, Landlord reserves the right to reduce the number of parking spaces to which Tenant is entitled or to relocate some or all of the parking spaces to which Tenant is entitled to other areas in the Parking Facility.
38. RIGHT OF FIRST OFFER.
     (a) Provided that ArcSight, Inc. has not assigned this Lease or sublet any or all of the Premises other than to a Permitted Transferee (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and shall not be transferable or exercisable for the benefit of any Transferee other than a Permitted Transferee), “ and provided Tenant is not in default under this Lease at the time of the exercise of any such right or at any time thereafter until delivery of possession of the space to Tenant, subject to any and all rights granted by Landlord with respect to such space existing as of the date of this Lease (including renewal and extension rights and rights of first offer, first negotiation, first refusal or other expansion rights), and subject to Landlord’s right to extend or renew any then existing lease of the space or otherwise to lease the space to any tenant, subtenant or other occupant of the space, Tenant shall have a one-time right of first offer to lease the following spaces in the Campus (each, as offered, a “ROFO Space”): Up to 100,000 rentable square feet in the Campus, other than in Buildings 1 and 2 shown on the Site Plan.
     (b) Such right of first offer (i) may only be exercised with respect to a particular ROFO Space which has been previously leased and becomes available during the Term upon expiration or other termination of the previous lease, and (ii) may only be exercised with respect to all of the ROFO Space being offered by Landlord. If ROFO Space qualifying for such right of first offer becomes available, Landlord shall offer to lease such ROFO Space to Tenant at the same rent and on the same terms that Landlord intends to offer to other prospective tenants, with a security deposit based upon the amount of security deposit Landlord would obtain from at a prospective tenant having credit comparable to Tenant’s credit. Tenant shall have ten (10) Business Days following receipt of Landlord’s offer with respect to any ROFO Space within which to notify Landlord in writing of its intention to lease such ROFO Space, and such notice, if given by Tenant, shall constitute an acceptance of Landlord’s terms for the lease of such ROFO Space. If Tenant exercises such right of first offer, Tenant shall lease the ROFO Space on the same terms and conditions as are contained in this Lease except for the economic and other terms specifically set forth in Landlord’s notice, and the parties shall execute an amendment to this Lease to include such ROFO Space in the Premises and otherwise to provide for the leasing of such ROFO Space on such terms. If Tenant fails so to exercise Tenant’s right of first offer within such ten (10) Business Day period, Landlord may thereafter lease such ROFO Space to other prospective tenants.
     (c) If Tenant does not lease a particular ROFO Space from Landlord when it is first offered to Tenant by Landlord then this right of first offer shall terminate with respect to such

Exhibit D, Page 2

particular ROFO Space, and Tenant shall have no further rights to lease any of the particular ROFO Space which Landlord has offered.
39. EXTENSION OPTION.
     Provided that ArcSight, Inc. has not assigned this Lease or sublet any or all of the Premises other than to a Permitted Transferee (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and shall not be transferable or exercisable for the benefit of any Transferee other than a Permitted Transferee), and provided Tenant is not in default under this Lease at the time of exercise or at any time thereafter until the beginning of such extension of the Term, Tenant shall have the option (the “Extension Option”) to extend the Term for one (1) additional consecutive period of five (5) years (the “Extension Period”), by giving written notice to Landlord of the exercise of such Extension Option at least twelve (12) months, but not more than fifteen (15) months, prior to the expiration of the initial Term. The exercise of the Extension Option by Tenant shall be irrevocable and shall cover the entire Premises leased by Tenant pursuant to this Lease. Upon such exercise, the term of the Lease shall automatically be extended for the Extension Period without the execution of any further instrument by the parties; provided that Landlord and Tenant shall, if requested by either party, execute and acknowledge an instrument confirming the exercise of the Extension Option. The Extension Option shall terminate if not exercised precisely in the manner provided herein. Any extension of the Term shall be upon all the terms and conditions set forth in this Lease and all Exhibits thereto, except that: (i) Tenant shall have no further option to extend the Term of the Lease; (ii) Landlord shall not be obligated to contribute funds toward the cost of any remodeling, renovation, alteration or improvement work in the Premises; and (iii) Base Rent for the Extension Period shall be the then Fair Market Base Rental (as defined below) for the Premises for the space and term involved, which shall be determined as set forth below.
     (a) “Fair Market Base Rental” shall mean the “fair market” Base Rent at the time or times in question for the Building, based on the prevailing rentals then being charged to tenants in other buildings in Cupertino of comparable location and quality as the Building, for leases with terms approximately equal to the term for which Fair Market Base Rental is being determined, taking into account: the desirability, location in the building, size and quality of the space, including interior finishes and other tenant improvements; included services and related operating expenses and tax and expense stops or other escalation clauses; and any other special rights of Tenant under this Lease in comparison to typical market leases (e.g. for parking, signage, and extension or expansion options). Fair Market Base Rental shall also reflect the then prevailing rental structure for comparable office buildings in Cupertino, so that if, for example, at the time Fair Market Base Rental is being determined the prevailing rental structure includes periodic rental adjustments or escalations, Fair Market Base Rental shall reflect such rental structure.
     (b) Landlord and Tenant shall endeavor to agree upon the Fair Market Base Rental. If they are unable to so agree within thirty (30) days after receipt by Landlord of Tenant’s notice of exercise of the Extension Option, Landlord and Tenant shall mutually select a licensed real estate broker who is active in the leasing of office space in the Cupertino. Landlord shall submit Landlord’s determination of Fair Market Base Rental and Tenant shall submit Tenant’s

Exhibit D, Page 3

determination of Fair Market Base Rental to such broker, at such time or times and in such manner as Landlord and Tenant shall agree (or as directed by the broker if Landlord and Tenant do not promptly agree). The broker shall select either Landlord’s or Tenant’s determination as the Fair Market Base Rental, and such determination shall be binding on Landlord and Tenant. If Tenant’s determination is selected as the Fair Market Base Rental, then Landlord shall bear all of the broker’s cost and fees. If Landlord’s determination is selected as the Fair Market Base Rental, then Tenant shall bear all of the broker’s cost and fees.
     (c) In the event the Fair Market Base Rental for the Extension Period has not been determined at such time as Tenant is obligated to pay Base Rent for the Extension Period, Tenant shall pay as Base Rent pending such determination, the Base Rent in effect for such space immediately prior to the Extension Period; provided, that upon the determination of the applicable Fair Market Base Rental, any shortage of Base Rent paid, together with interest at the rate specified in the Lease, shall be paid to Landlord by Tenant.
     (d) In no event shall the Base Rent during the Extension Period be less than the Base Rent in effect immediately prior to such Extension Period.
     (e) The term of this Lease, whether consisting of the Initial Term alone or the Initial Term as extended by the Extension Period (if the Extension Option is exercised), is referred to in this Lease as the “Term.”
40. LETTER OF CREDIT AND SECURITY DEPOSIT.
     A. Letter of Credit:
     (a) Upon execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable, transferable and negotiable standby letter of credit (the “L/C”) in an amount equal to $800,000.00 (“Face Amount”), issued by a bank or trust company (“Issuer”) and in form and content acceptable to Landlord, in its sole and absolute discretion, as additional security for the performance of Tenant’s obligations under this Lease. An L/C in the form attached hereto as Exhibit E is hereby approved by Landlord. The L/C shall name Landlord as beneficiary thereunder and provide that draws, including partial draws, at Landlord’s election, will be honored upon the delivery to the Issuer of a certificate signed by Landlord, or its authorized agent, that Tenant has failed to perform its obligations under the Lease. The L/C shall also provide that it will be automatically extended upon each renewal date unless the Issuer thereof delivers to Landlord, no later than forty-five (45) days prior to the stated expiration date of the L/C, written notice of Issuer’s intent not to extend or renew the L/C. During any period that Tenant is required to maintain the L/C, Tenant shall, at least thirty (30) days prior to any expiration or termination of the L/C, provide Landlord either with written confirmation that the existing L/C will be automatically extended and renewed or with a new L/C that satisfies all of the requirements for the L/C in this Section 40. In addition, upon a proposed sale or other transfer of any interest in the Building, the Project, this Lease or Landlord (including consolidations, mergers, or other entity changes), Tenant, at its sole cost and expense and upon ten (10) Business Days’ notice, shall, concurrent with Landlord’s delivery to Tenant of the then outstanding L/C, deliver to any such transferees, successors, or assigns a replacement L/C on identical terms (except for the stated beneficiary) from the same Issuer or another bank or trust

Exhibit D, Page 4

company acceptable to Landlord, in Landlord’s sole discretion, naming the new landlord as the beneficiary thereof. Tenant’s failure to perform or observe any of the covenants set forth in this Section 40 for any reason shall entitle Landlord to draw on the full amount of the L/C and shall constitute an Event of Default under this Lease without the requirement of any notice from Landlord. Any amount(s) drawn under the L/C shall be held or used by Landlord in accordance with the terms of Section 4 of the Lease.
     (b) On the first (1st), second (2nd), third (3rd) and fourth (4th) anniversary of the Expansion Premises Commencement Date, if: (i) within the prior twelve (12) month period no prior or current Event of Default has occurred, and no event or condition exists or has occurred which with the passage of time or delivery of notice by Landlord, or both, would constitute an Event of Default, and (ii) Tenant has delivered to Landlord, on or before such anniversary date, financial statements prepared in accordance with generally accepted accounting principles consistently applied, and certified by Tenant’s president, chief financial officer or controller as being complete and accurate, which confirm that for at least three (3) out of the previous four (4) consecutive calendar quarters immediately preceding the applicable anniversary date, (A) Tenant has a tangible net worth of no less than $5,000,000 at the end of three (3) out of four (4) such calendar quarters, (B) Tenant has positive pre-tax earnings of no less than $900,000 aggregate during the four quarters immediately preceding the applicable anniversary date, and (C) Tenant has cash and marketable securities of no less than $1,000,000 at the end of three (3) out of such four (4) immediately preceding previous calendar quarters, then the Face Amount of the L/C may be immediately reduced by One Hundred Fifty Thousand Dollars ($150,000.00) (the “L/C Burnoff”). In no event shall the Face Amount of the L/C be less than Two Hundred Thousand Dollars ($200,000.00).
     (c) Notwithstanding any other provisions of this Article 40 to the contrary, if Tenant has a market capitalization of $750 million or more after (i) any public offering and Tenant is traded on a public exchange, or (ii) any purchase by another entity meeting the standards in (b) (ii) above and which assumes and becomes liable under the Lease, then immediately the Face Amount of the L/C shall be reduced to zero, and Landlord shall retain the Security Deposit as security for Tenant’s obligations under this Lease.
     B. Security Deposit:
     On the first (1st), second (2nd), third (3rd) and fourth (4th) anniversary of the Expansion Premises Commencement Date, if: (i) within the prior twelve (12) month period no prior or current Event of Default has occurred, and no event or condition exists or has occurred which with the passage of time or delivery of notice by Landlord, or both, would constitute an Event of Default, and (ii) Tenant has delivered to Landlord, on or before such anniversary date, financial statements prepared in accordance with generally accepted accounting principles consistently applied, and certified by Tenant’s president, chief financial officer or controller as being complete and accurate, which confirm that for at least three (3) out of the previous four (4) consecutive calendar quarters immediately preceding the applicable anniversary date, (A) Tenant has a tangible net worth of no less than $5,000,000 at the end of three (3) out of four (4) such calendar quarters, (B) Tenant has positive pre-tax earnings of no less than $900,000 aggregate during the four quarters immediately preceding the applicable anniversary date, and (C) Tenant has cash and marketable securities of no less than $1,000,000 at the end of three

Exhibit D, Page 5

(3) out of such four (4) immediately preceding previous calendar quarters, then the amount of the Security Deposit shall be immediately reduced by Twenty-Five Thousand Dollars ($25,000.00) (the “Security Deposit Burnoff”). In no event, as a result of any Security Deposit Burnoff shall the cash amount of the Security Deposit be less than One Hundred Thousand Dollars ($100,000.00).
41. SATELLITE DISH OR DISHES.
     (a) Grant of License for Satellite Dish or Dishes. Provided that ArcSight, Inc. has not assigned this Lease or sublet any or all of the Premises other than to a Permitted Transferee (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and shall not be transferable or exercisable for the benefit of any Transferee other than a Permitted Transferee), Tenant shall have the non-exclusive license, in accordance with the terms and conditions of this Section 41, and subject to the provisions of this Lease, to install on the roof of each Building and use during the Term use in conjunction with the conduct of Tenant’s usual business in the Premises, up to one (1) antenna, or three (3) satellite dishes (in each instance a “Satellite Dish” and together, “Satellite Dishes”). The size of any Satellite Dish shall not exceed thirty (30) inches in diameter. The Satellite Dish or Dishes shall be designed, made, operated, maintained, repaired, replaced as necessary, and removed by Tenant at Tenant’s sole cost and expense and at no cost or expense to Landlord. The license granted herein shall be for no additional rent or other charge (other than reimbursement of any out-of-pocket expenditures incurred in good faith by Landlord in connection therewith and payment of other costs as provided below).
     (b) Location of Satellite Dishes. All Satellite Dishes shall be located on the main roof of each Building (and not the elevator penthouse or any parapet) in a location designated by Landlord (the “Licensed Area”). Each Satellite Dish shall not be higher than any parapet wall and shall not be visible from street level. Tenant shall not install any equipment on the roof of the Building other than the Satellite Dishes and related wiring and supports. If Tenant desires to locate any Satellite Dish outside the Licensed Area, then Landlord may designate the location or locations of such the Equipment in its sole discretion, and the designated location for such Satellite Dish shall be included in the definition of Licensed Area. The Licensed Area shall be included within the term Premises for all purposes under the Lease.
     (c) Request by Tenant, Approval by Landlord and Permits. At least thirty (30) days prior to starting to install any Satellite Dish, Tenant shall submit detailed plans and specifications, describing all aspects of Tenant’s proposed installation, including detailed specifications and plans concerning the Satellite Dish(es), all associated equipment, the means of placing the Satellite Dish(es) on the roof of the Building, the connections between the Satellite Dish(es) and the equipment in the Premises, power requirements, cable specifications, equipment and equipment cabinet dimensions and weights, and such other particulars and details as Landlord may request in order to have sufficient information to understand the installation proposed by Tenant (collectively, the “Plans”), for review and approval by Landlord and Landlord’s consultants, including Landlord’s structural engineer. All aspects of the Plans (including the location of any Satellite Dish and any associated equipment) shall be subject to Landlord’s prior written approval, and any approval from all applicable governmental agencies, including ordinances, regulations and any approval from the City of Cupertino, California.

Exhibit D, Page 6

Tenant shall be responsible, at Tenant’s sole cost and expense, to obtain from the City of Cupertino, California all building permits and all permits from any applicable governmental agency necessary to install and operate all Satellite Dishes. Landlord shall have the right to require reasonable modifications and impose reasonable conditions on Tenant’s Plans. To the extent any installation or construction shown on the Plans affects the structural integrity of the Building Landlord shall have the absolute right, in its sole discretion, to require any changes or impose any conditions on the Plans (including without limitation the right to designate contractors). Tenant shall pay all of Landlord’s actual costs incurred in the review and supervision of Tenant’s efforts, including any fees charged by Landlord’s structural engineer in connection with such engineer’s review and recommendations with respect to the installation of the Equipment.
     (d) Installation and Maintenance of Equipment. The Licensed Area will be delivered to Tenant in its AS IS and WHERE IS condition and Landlord shall have no obligation to modify or install any improvements in the Licensed Area. There shall be no roof penetration in connection with the Satellite Dishes, except for cabling connecting the Satellite Dish or Dishes to the Premises. If the installation of any Satellite Dish adversely affects the structural integrity of the roof, causes any leaks or voids any roof warranty, Tenant shall be responsible for the costs of repairing the roof. Tenant shall coordinate the installation of the Equipment with Landlord’s roofing contractor, at Tenant’s sole cost and expense. All equipment installed in connection with any Satellite Dish shall be located within the Premises. The Satellite Dishes shall be properly counterweighted. The installation and use of the Satellite Dishes and Equipment shall not affect any of the Building Systems. Prior to installing any Satellite Dish in the Licensed Area or any Equipment, Tenant shall establish to Landlord’s satisfaction that the requirements of Article 11 (Insurance) of the Lease have been satisfied. Tenant shall be required, at its own cost, to construct or install any improvements to the Building or the Property required by applicable Laws as a result of Tenant’s installation of any Satellite Dish or improvements or the use or operation thereof. The installation of all Satellite Dishes and construction of all related or required improvements shall be at Tenant’s sole cost, in full compliance with the Plans approved by Landlord and the requirements of Article 6 (Alterations) of the Lease. Tenant shall (i) label each cable placed in or on the Building, as well as the Satellite Dishes, with information as to where the cables originate and where the cables terminate, (ii) prominently label any related equipment with appropriate safety warnings when human exposure to radio frequency radiation may exceed the safety standards of any applicable governmental authority, and (iii) at Tenant’s sole cost, maintain the Satellite Dishes, all cabling and the Licensed Area in a good, orderly, sanitary and safe condition and repair. Tenant shall have access to the Licensed Area and other portions of the Property at all reasonable times and as necessary for Tenant’s installation, operation, use, maintenance, repair, replacement and removal of the Equipment and other improvements installed by Tenant.
     (e) Use; Compliance with Laws. The Licensed Area may be used by Tenant only for the installation, operation, use, maintenance, repair, replacement and removal of the Satellite Dish(es), all at Tenant’s sole risk and expense and in full compliance with all applicable Laws. Tenant’s right to use the Licensed Area is personal to Tenant and may not be separately assigned or sublet other than to a Permitted Transferee.

Exhibit D, Page 7

     (f) Interference. The Satellite Dish or Dishes and Tenant’s use of the Licensed Area and related equipment shall not interfere in any manner with Landlord’s activities in the applicable Building and shall not damage or interfere with any facilities or equipment of any type installed by Landlord or any other person or entity, including without limitation, the Building Systems and any satellite dishes, antenna, computer or other devices or systems installed at the Project at any time. Tenant agrees, warrants and represents that should any such interference occur, it shall take whatever steps are required to correct such interference within two (2) Business Days after receiving written notice thereof from Landlord, and that should there occur any interference with the ability of Landlord or any tenants, occupants or licensees of the Project to communicate in any manner (whether by radio, television, electrical, telephone, computer, microwave or otherwise) that Tenant shall take whatever steps are required to stop such interference within seventy-two (72) hours after receiving written notice thereof from Landlord. If despite Tenant’s steps to stop such interference, the interference continues, then Tenant shall discontinue using the Satellite Dish(es) and related equipment. Tenant’s failure to promptly correct any such interference, as set forth herein, shall constitute an Event of Default and shall entitle Landlord to correct the cause of the interference, and to charge Tenant with all costs so incurred. Tenant agrees that Landlord shall not be responsible for preventing or correcting any interference that may be caused to Tenant’s Satellite Dish(es) and related equipment or its use and that Tenant shall be fully responsible for coordinating and cooperating with other tenants, occupants or licensees who have communications devices at the Project in order to minimize or prevent any interference by or with Tenant’s Equipment and its use (except as Landlord may otherwise expressly agree to the contrary at the time Landlord approves Tenant’s Plans; for example, based on a particular proposed location for Tenant’s Satellite Dishes, Landlord may agree not to locate anything that would interfere with Tenant’s Satellite Dish between Tenant’s Satellite Dish and the edge of the roof).
     (g) Title to Equipment and Removal. Tenant shall at all times remain the owner of the Satellite Dishes the related equipment, which shall not be deemed fixtures, notwithstanding their method of installation or attachment to the Building, and shall pay all Tenant’s Taxes with respect to the Satellite Dish(es) and related equipment constructed or installed by Tenant. On or before the Expiration Date or earlier termination date of the Lease, Tenant shall (i) remove all Satellite Dishes and related equipment installed or constructed by Tenant, (ii) restore the Licensed Area and Building to the condition they were in upon installation of any Satellite Dish and related equipment, reasonable wear and tear excepted, and (iii) return the Licensed Area in broom-clean condition. Notwithstanding the foregoing Landlord shall have the right to approve Tenant’s contractor and all of Tenant’s plans for the removal of the Satellite Dish(es) and related equipment and the restoration of the Building. If any of the improvements installed or constructed by Tenant at the Building penetrated the roof membrane or otherwise in any way affect the watertight integrity of the Building’s roof, then upon removal of such improvements, Tenant shall provide Landlord with a written warranty, in a form and from a contractor reasonably acceptable to Landlord, warranting the watertight integrity of the roof for a period of ten (10) years after removal of such improvements. If Tenant does not remove the Satellite Dish(es) and all of the related equipment, as required hereunder, Landlord may, at its sole option, either retain such items as its own, without any further actions, notice or compensation to Tenant, or remove and dispose of such items in any manner it chooses, restore the Property as required hereunder and charge Tenant for all costs incurred in that effort.

Exhibit D, Page 8

     (h) Utilities. Tenant shall pay for all costs of electrical service provided to the Satellite Dishes, related equipment, and the Licensed Area. If Tenant’s usage of electricity exceeds what Landlord determines to be excessive, Landlord may determine the amount of such excess use by any reasonable means (including the installation at Landlord’s request but at Tenant’s expense of a separate meter or other measuring device) and charge Tenant for the cost of such excess usage.
     (i) Relocation. Upon sixty (60) days prior written notice from Landlord Tenant shall relocate the Satellite Dish or Satellite Dishes to a different location on the roof of the Building at Landlord’s cost, which area shall become the new Licensed Area.
     (j) Indemnification and Waiver. In addition to the indemnification of Landlord set forth in the Lease, Tenant shall indemnify, protect, defend and hold harmless Landlord from any Claims arising out of or resulting from, in whole or in part, any loss, injury or damage occurring or caused to any person or property during the Term (i) in or about the Licensed Area, or the roof of the Building, arising from the acts or omissions of Tenant, its agents, employees, contractors, or others acting under its control or at its discretion, or by the existence of Tenant’s cabling and any other improvements on the roof of the Building, or (ii) within the vicinity of the Building caused by the Satellite Dish(es) becoming detached from the roof; provided, however, that the foregoing indemnification by Tenant shall not apply to the extent any such Claims are caused by acts or omissions of Landlord that constitute gross negligence or willful misconduct. This indemnification shall apply and be enforced to the fullest extent permitted by Law and shall survive termination or expiration of the Term. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims it may have against Landlord, for any loss, injury or damage to any person or property in or about the Licensed Area or the roof of the Building, or resulting from the Satellite Dish(es) becoming detached from the roof, any interruption of services and loss of use of the Satellite Dish(es), from any cause, without limitation as to type or description and specifically including acts or omissions constituting the active or sole negligence of Landlord, but excluding from all of the foregoing the acts or omissions of Landlord that constitute gross negligence or willful misconduct. Notwithstanding any other provision of the Lease, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant. It is the intent of the foregoing provisions that Tenant shall look to its own insurance for payment or reimbursement for any such loss, damage, injury or liability.
42. SIGNS.
     Tenant shall be permitted to use the existing sign (“Existing Sign”) which is located at the Existing Premises. Tenant shall also have the right to use the existing sign which is located at the Expansion Premises (the “Expansion Premises Sign”). During the Term Tenant shall maintain and repair the Existing Sign and Expansion Premises Sign in a condition comparable to similar signs at similar properties in the vicinity of the Project. Any changes to the Existing Sign or the Expansion Premises Sign shall be subject to Landlord’s prior written approval, and any approval required by the City of Cupertino, or any other applicable government agency.

Exhibit D, Page 9

INITIALS:
Landlord	JH
Tenant	SG

EXHIBIT E
ATTACHED TO AND FORMING A PART OF
LEASE AGREEMENT
DATED AS OF APRIL 24, 2007
BETWEEN
ECI TWO RESULTS LLC, AS LANDLORD,
AND
ARCSIGHT, INC., AS TENANT (“LEASE”)
APPROVED LETTER OF CREDIT FORM
[Letterhead of Issuing Bank]
[must be a Bank whose location, credit and practices Landlord has approved]

RE:	IRREVOCABLE COMMERCIAL STANDBY LETTER OF CREDIT NO.
TO: [Name of project owner] (“Landlord”),                                                              [Landlord’s address]
Gentlemen:
We hereby issue our Irrevocable Commercial Letter of Credit in your favor, for the account of                                                              [name of tenant and type of entity (e.g. “ABC Corporation, a California corporation”)] (“Tenant”), in the amount of                                          Dollars ($                    ). This amount is available to you on presentation of your sight draft drawn upon us referring to the above letter of credit number, date and amount being drawn hereunder, accompanied by the signed statement of you or your authorized agent, either Embarcadero Capital Partners LLC, or Hamilton Partners, LP, that the amount drawn hereunder is being drawn pursuant to the terms of the                                          [title of lease document (e.g. Office Lease, Lease Agreement, etc.)] dated as of                     , between Tenant, as tenant, and Landlord, as landlord, for certain premises located at                                                              (the “Lease”).
Any draft presented for payment must be presented on or before                                          [term should be at least one year], the date this Letter of Credit expires. Partial drawings are permitted.
If you sell or otherwise transfer any interest in the “Building” (as defined in the Lease) [be sure to use the defined terms used in the Lease (e.g. if the building is called the “Property” in the Lease, then use that term here)], in the land upon which the same is located, in the Lease, or in Landlord (including consolidations, mergers or other entity changes), you shall have the right to transfer this Letter of Credit to your transferee(s), successors or assigns.
We hereby certify that this is an unconditional and irrevocable Letter of Credit and agree that a draft drawn under and in compliance with the terms hereof will be honored upon presentation at

Exhibit E, Page 1

our office at                                                              [it must be a location easily accessible to us (e ..g. no country banks located in some tiny town in the Southeastern corner of Texas].
This Letter of Credit shall automatically be extended and renewed for successive one year periods at the end of the stated expiration date and each anniversary thereof unless we notify you in writing, no later than forty-five (45) days prior to the then applicable expiration date, that we will not extend and renew the Letter of Credit for another one year term.
Except to the extent inconsistent with the express provisions hereof, this Letter of Credit is subject to and governed by Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce publication number 500.

[Name of Bank]

Authorized Signature

Exhibit E, Page 2

INITIALS:
Landlord	JH
Tenant	SG